Exhibit 10(a)(26)

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”), dated as of February 2, 2018 (the “Effective Date”), is executed by and between Hana Small Business Lending, Inc., a Delaware corporation (“Hana”), Hana ABS 2014-1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Hana, Hana ABS 2016-1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Hana, and Hana Investment, LLC (“Hana Investment”), a Delaware limited liability company and wholly-owned subsidiary of Hana (collectively, the four foregoing entities are referred to as the “Seller”), and Patriot Bank, N.A., a national banking association (the “Purchaser”). Certain initially capitalized terms used but not defined in this Agreement have the meanings ascribed to them in Section 9.1.

RECITALS

WHEREAS, pursuant to Section 7(a) of the Small Business Act of 1953, as amended (the “Small Business Act”), the United States Small Business Administration (the “SBA”) is authorized to guarantee loans (each an “SBA Guaranteed Loan”) made to small business concerns for the purposes of plant acquisition, construction, conversion or expansion, including the acquisition of land, material, supplies, equipment and working capital, when such small business concerns are not able to obtain financing through conventional lending channels;

WHEREAS, Hana, in the ordinary course of its business, originates SBA Guaranteed Loans in compliance with the provisions of the Small Business Act and the rules and regulations thereunder (“SBA Rules and Regulations”), which SBA Guaranteed Loans are evidenced by the SBA Notes in favor of the Seller. The SBA Guaranteed Loans originated and funded by Hana prior to the Effective Date remaining outstanding and unpaid as of the Effective Date and in which Seller continues as of the Effective Date to own directly or indirectly any interest are identified on the SBA Loan Schedule attached hereto as Schedule 1.1(c)) (the SBA Guaranteed Loans on Schedule 1.1(c) which remain outstanding and unpaid as of a particular future date are collectively referred to the “Existing SBA Loans”);

WHEREAS, Hana intends to continue to originate and fund SBA Guaranteed Loans between the Effective Date and the Closing Date (SBA Guaranteed Loans originated and funded by Hana between the Effective Date and the Closing Date and which remain outstanding and unpaid as of a particular date are collectively referred to as the “New SBA Loans;” and collectively with the Existing SBA Loans as of a particular date, are collectively referred to as the “SBA Loans”);

WHEREAS, pursuant to and in accordance with the provisions of the Small Business Act and each applicable Loan Guaranty Agreement (Deferred Participation) (SBA Form 750), a portion of each SBA Guaranteed Loan is guaranteed by the SBA (such portion, a “Guaranteed Interest”);

WHEREAS, Hana has previously sold certain Guaranteed Interests in the Existing SBA Loans to certain Registered Holders pursuant to Secondary Guaranty Participation Agreements (SBA Form 1086) between such Registered Holders, the SBA, and Hana, and in accordance with such Secondary Guaranty Participation Agreements, the parties hereto acknowledge that the SBA is the party in interest with respect to the Guaranteed Interests. Hana intends to continue to sell the Guaranteed Interests in the New SBA Loans. Any New SBA Loans as to which Hana has not completed the sale of the Guaranteed Interest as of the Closing Date are referred to as the “Whole SBA Loans”);

WHEREAS, for purposes of this Agreement, the “Unguaranteed Interest” of each SBA Loan means all payments and other recoveries on such SBA Loan not constituting payments with respect to the Guaranteed Interest, the FTA’s Fee, the Additional Fee, Excess Spread or the Required Holdback Amount for such SBA Loan, each as defined in the Transfer and Servicing Agreements;

WHEREAS, the SBA Loans are serviced by Hana, in its capacity as Servicer, in accordance with the terms of the Transfer and Servicing Agreements, Secondary Guaranty Participation Agreements (SBA Form 1086), and Loan Guaranty Agreements (Deferred Participation) (SBA Form 750) (collectively, the “Servicing Agreements”);

WHEREAS, Hana previously sold, without recourse, all of its rights, title and interest in and to the Unguaranteed Interests in certain of the SBA Loans to Hana ABS 2014-1, LLC and Hana ABS 2016-1, LLC, respectively (collectively, the “Depositors”), pursuant to the Unguaranteed Interest Sale and Assignment Agreement, dated as of September 5, 2014, between Hana and Hana ABS 2014-1, LLC, and the Unguaranteed Interest Sale and Assignment Agreement, dated as of November 10, 2016, between Hana and Hana ABS 2016-1, LLC (collectively, the “Unguaranteed Interest Sale Agreements”). Hana continues to own the Unguaranteed Interests in SBA Loans that were not sold pursuant to the Unguaranteed Interest Sale Agreements;

WHEREAS, the Depositors conveyed the Unguaranteed Interests of the SBA Loans acquired by them pursuant to the Unguaranteed Interest Sale Agreements to the Hana SBL Loan Trust 2014-1 (the “2014 Trust”) and the Hana SBL Loan Trust 2016-1 (“2016 Trust,” and collectively with the 2014 Trust, the “Trusts”), pursuant to the Transfer and Servicing Agreements. The Trusts were created pursuant to trust agreements dated as of September 5, 2014 and November 10, 2016 (collectively, the “Trust Agreements”), among the applicable Depositor, Wells Fargo Bank, N.A., as administrator and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”). Each Depositor assigned all of its rights and delegated all of its obligations under the Unguaranteed Interest Sale Agreements to the Trusts for the benefit of the Securityholders (as defined in the Transfer and Servicing Agreements) and the SBA;

WHEREAS, in conjunction with the conveyances of the Unguaranteed Interests of the SBA Loans by the Depositors described above, (a) Hana, the 2014 Trust, Hana ABS 2014-1, LLC, Wells Fargo Bank, N.A., Colson Service Corp. and SBA entered into a Multi-Party Agreement, dated as of September 5, 2014, and Hana, the 2016 Trust, Hana ABS 2016-1, LLC, Wells Fargo Bank, N.A., Colson Service Corp. and SBA entered into a Multi-Party Agreement, dated as of November 10, 2016, regarding their respective rights in those SBA Loans (collectively, the “Multi-Party Agreements”), and (b) Hana, the 2014 Trust, and Wells Fargo Bank, N.A. entered into an Administration Agreement, dated as of September 5, 2014, and Hana, the 2016 Trust, and Wells Fargo Bank, N.A., entered into an Administration Agreement, dated as of November 10, 2016, regarding administrative and servicing obligations (collectively, the “Administration Agreements”);

WHEREAS, Hana Investment is the holder of the Class OC-1 and Class OC-2 Certificates (as defined in the Transfer and Servicing Agreements) (collectively, the “Ownership Certificates”) of each of the Trusts, representing all of the beneficial ownership interests in the Trusts (and therefore indirectly the ownership of the Unguaranteed Interests and other assets of the Trusts);

WHEREAS, Upon the conveyance of the Unguaranteed Interests to the Trusts, the Trusts pledged their interests in the Unguaranteed Interests and certain other assets of the Trusts to the Indenture Trustees pursuant to Indentures dated as of September 5, 2014 and November 10, 2016 (collectively, the “Indentures”), between the applicable Trust and the Indenture Trustee, to secure repayment of the notes issued by the Trusts pursuant to the Indentures (collectively, “Securitized Trust Debt”);

WHEREAS, Seller desires to sell, and Purchaser desires to acquire: (i) 500 Units of membership interest in Hana Investment representing a 100% membership interest (the “Membership Interest”) (and thereby, indirectly, all rights, title and interest in and to the Ownership Certificates), (ii) all of Seller’s rights, title and interest in and to the Unguaranteed Interests of SBA Loans not previously sold by Seller to the Depositors, (iii) all of Seller’s rights, title, and interest in and to the Whole SBA Loans, if any, (iv) the Loan Servicing Rights with respect to the SBA Loans as described in Section 1.2, including Seller’s servicing rights and fees and rights to recover Servicing Advances accruing after the Closing Date with respect to the SBA Loans, (v) all other Loan Assets, including, without limitation, the SBA Files, loans in the pipeline, and all of the books and records described in Section 1.12, (vi) the Computer Assets and other personal property assets described in Exhibits A-2, and (vii) certain furniture, fixtures and equipment used in the ordinary course (collectively, the assets listed in items (i) through (vii) are referred to as the “Transferred Assets”). Seller also desires to terminate, and Purchaser desires to hire, certain employees of Seller. If desired by Purchaser, in Purchaser’s sole discretion, Seller is willing to license to Purchaser a portion of the leased premises located at 1000 Wilshire Blvd, 20th Floor, Los Angeles, California 90017, on a short term basis of no more than six (6) months after the Closing Date under the terms set forth in this Agreement. Seller also desires to assign to Purchaser all of Seller’s interest in, and Purchaser desires to accept and assume, on the terms and conditions set forth in this Agreement, the contracts and agreements described on Exhibit A-1 attached hereto;

WHEREAS, Hana is the tenant under the real property leases described on Exhibit B attached hereto, which Hana intends to negotiate to terminate effective on or before the Closing Date, and to assist Hana in terminating the leases, Purchaser is willing to enter into new leases with the landlords for a term of one year on substantially the same terms as the existing leases. If Hana is unsuccessful in negotiating the termination of the leases described on Exhibit B, Hana will assign to Purchaser all of Hana’s interests in the real property leases, subject to all necessary landlord consents and approvals, provided that Hana may give or require Purchaser to give to the landlords notices to terminate the assigned leases at the end of their current one year terms; and

WHEREAS, a non-solicitation and confidentiality agreement, in the form attached hereto as Exhibit C (“Non-Solicitation and Confidentiality Agreement”), shall be executed by the employees of Seller’s parent company listed on Exhibit C-1 hereto.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
ASSIGNMENTS AND TRANSFERS OF ASSETS

Section 1.1     Sale of Loan Assets.

(a)     Sale of Transferred Assets. Subject to the terms and conditions set forth in this Agreement, including issuance of any Required Consents, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s rights, title, and interest in and to the Transferred Assets, free and clear of Liens. Such conveyance includes, without limitation, (1) Seller’s rights to all payments of principal and interest received on or with respect to the Unguaranteed Interests of the SBA Loans and Whole SBA Loans after the Cut-Off Date (regardless of when received), and all such payments due after such date but received on or prior to the Closing Date and intended by the related Loan Obligors to be applied after such date and not deducted in determining Unpaid Principal Balance, (2) all of the Seller’s right, title and interest in and to each related account and all amounts from time to time credited to and the proceeds of such account due after the Cut-Off Date in respect of the Unguaranteed Interests of the SBA Loans and Whole SBA Loans, (3) any and all loan documents and instruments of and for the SBA Loans, including each of the items described in Section 2.01 of the Transfer and Servicing Agreements, as applicable (each, an “SBA File” and, collectively, the “SBA Files”), (4) any insurance policies relating to the Unguaranteed Interests of the SBA Loans and Whole SBA Loans, and (5) Seller’s security interest in any collateral pledged to secure the Unguaranteed Interests of the SBA Loans and Whole SBA Loans, and any proceeds of or recoveries with respect to the foregoing paid, realized or collected after the Closing Date. All of the foregoing described in this Section 1.1(a) are referred to as the “Loan Assets.”

(b)     Schedule of Loan Assets. Purchaser and Seller have agreed upon the Loan Assets to be purchased by the Purchaser and Seller has identified the underlying SBA Loans on Schedule 1.1(c), and the Seller will prepare on or prior to the Closing Date a final schedule describing such Loan Assets.

(c)     Payments. Except as otherwise provided in this Agreement, and except to the extent prorated or adjusted between the Parties at Closing, any servicing fees, and any other items of servicing income attributable to the Transferred Assets allocable to any period prior to the Closing, and reimbursements of servicing expenses and servicing advances paid by Seller, shall belong to Seller, and any servicing fees, and any other items of servicing income attributable to the Transferred Assets allocable to any period after the Closing, and reimbursements of servicing expenses and servicing advances paid by Purchaser, shall belong to Purchaser. After the Closing Date, to the extent that Purchaser receives payments allocable to Seller in accordance with this Agreement and the Closing Agreements (for example, servicing advances and interest allocable to Seller), Purchaser shall promptly account for and turn over such payments to Seller, and to the extent that Seller receives any payments allocable to Purchaser in accordance with this Agreement and the Closing Agreements, Seller shall promptly account for and turn over such payments to Purchaser.

Section 1.2     Loan Servicing Rights. Subject to the terms and conditions of this Agreement, including any Required Consents, on the Closing Date, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall accept and assume the contract rights, duties and obligations of Seller as servicer with respect to the Loan Assets under the Servicing Agreements, including the rights to receive servicing fees, excess spread and any ancillary income and to recover servicing advances accruing after the Closing Date with respect thereto. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, and Purchaser shall accept and assume Seller’s contract rights, duties and obligations of Seller under the existing Transfer and Servicing Agreements. The contract rights, duties and obligations of Seller to be assumed by Purchaser this Section 1.2 are referred to as the “Loan Servicing Rights” of Seller, including the right to receive all servicing fees and ancillary income and to recover servicing advances accruing after the Closing Date with respect to the SBA Loans (including SBA Loans owned by the Trusts) due and payable after the Closing Date.

Section 1.3     Delivery of the Transferred Assets. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall execute and deliver to Purchaser, at no additional cost to Purchaser, and where applicable, Purchaser shall execute and deliver in order to accept and assume the Assumed Liabilities, the following instruments of transfer and assignment of the Transferred Assets (collectively, the “Transfer and Assignment Documents”), each of which shall be in form and substance mutually satisfactory to Purchaser and Seller, without representation or warranty unless expressly set forth in this Agreement (including the Schedules): (a) an Assignment Agreement and Transfer of Loan Servicing Rights (the “Loan Servicing Assignment”)(in which, among other things, the Parties will address transfer of control of trust, custody and escrow funds relating to the Loan Servicing Rights), (b) an assignment of Seller’s rights, duties and obligations in the contracts and agreements described on Exhibit A-1 (and Purchaser shall assume such duties and obligations to the extent set forth in Section 1.8), (c) a bill of sale transferring to Purchaser all of Seller’s right, title, and interest in all of the desktop and laptop computers, servers, printers, routers, firewalls, copiers, scanners, telephones, audio video equipment and any and all computer hardware and software described on Exhibit A-2 used by Seller in the ordinary course to operate its SBA Loan business (collectively, the “Computer Assets”) as well as all office furniture, office supplies and other tangible equipment or property used in the ordinary course to operate the SBA Loan business, (d) an Assignment of Other Transferred Assets, assigning any of the Transferred Assets not conveyed by the documents described in (a) and (b) above (the “Transferred Assets Assignment”), and (e) power(s) of attorney, original note endorsements, note allonges, and any other documents as may be required to legally transfer and assign the Transferred Assets and for Purchaser to accept and assume Seller’s future obligations in connection therewith to the extent set forth in Section 1.8.

Section 1.4     Purchase Price for Transferred Assets; Deposit.

(a)     Purchase Price. In consideration for the Transferred Assets and other covenants of the Seller set forth herein, on the Closing Date Purchaser shall (i) pay a cash purchase price (the “Purchase Price”) for the Transferred Assets of $83,448,941, subject to adjustment in accordance with the formula and example set forth in Schedule 1.4(a), and (ii) assume the Assumed Liabilities. Purchaser shall pay the Purchase Price in cash to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller.

(b)     Escrow Deposit. Within two (2) Business Days after the Effective Date, Purchaser shall deposit in escrow with Commerce Escrow, a Division of Opus Bank (“Escrow Holder”) by wire transfer of immediately available funds a deposit in the amount of Five Hundred Thousand and No/100 Dollars ($500,000) (including the interest or other earnings thereon, the “Escrow Deposit”), which shall be credited to the Purchase Price and disbursed to Seller at Closing. Purchaser shall also pay the $750 fee of Escrow Holder. The Escrow Deposit shall be refunded to Purchaser if this Agreement is terminated for any reason other than under Section 8.1(a)(iii). If this Agreement is terminated by Seller pursuant to Section 8.1(a)(iii) (which, for the avoidance of doubt, does not include a failure to obtain SBA or other consents through no fault of Purchaser), then the Escrow Deposit shall be paid to Seller as liquidated damages, as provided in Section 8.1(c). If Escrow Holder receives a written demand of a Party for payment of the Escrow Deposit, it shall deliver a copy of the demand to the other Party within three (3) Business Days after its receipt of the demand. If Escrow Holder does not receive a written objection from such other Party to the disbursement of the Escrow Deposit to the demanding party within five (5) Business Days after the delivery of the copy of the demand to the other Party, Escrow Holder shall be authorized to disburse the Escrow Deposit to the demanding Party. If Escrow Holder timely receives a written objection from the other Party, Escrow Holder shall either continue to hold the Escrow Deposit in escrow pending receipt of joint instructions from the Parties respecting the disposition of the Escrow Deposit, or Escrow Holder elects to interplead the Escrow Deposit. The Parties agree to execute and deliver any separate escrow instructions required by Escrow Holder which are consistent with the terms of this Agreement.

Section 1.5     Delivery of Documents. In connection with such transfer and assignment of the Transferred Assets hereunder, the Seller shall, at least five (5) Business Days prior to the Closing Date, deliver, or cause to be delivered, to the Purchaser (or its designee) each of the SBA Files, including the original documents (or copies where the originals are required to be held by a third party custodian in accordance with the Multi-Party Agreements) or instruments with respect to each SBA Loan underlying the Transferred Assets.

Section 1.6     Changes in Transferred Assets. The aggregate value of the Transferred Assets may change as a result of, among other things, payments received on the Transferred Assets. Subject to SBA approval, Seller may sell or make other dispositions of some of the Transferred Assets in the ordinary course consistent with Section 4.1 and without discriminating in a manner adverse to Purchaser, to one or more Persons other than Purchaser. Seller acknowledges that after the Closing Date, Purchaser shall service the SBA Loans and collect certain fees attributable to the period from and after the Closing Date and shall continue to receive, accept and process payments on the Transferred Assets outstanding on the Closing Date.

Section 1.7     Review of Documentation. Within thirty (30) days following the Effective Date, Purchaser shall review each applicable SBA File, provided, however, that if the SBA File for any New SBA Loan is not available for review by Purchaser at least ten (10) days before expiration of the thirty (30) day review period, then the review period for such New SBA Loan shall be ten (10) days after the SBA File for the New SBA Loan is available for Purchaser’s review, but in no event later than the Closing Date. If, in the course of such review, Purchaser identifies with respect to any SBA File or any SBA Loan a defect, credit deterioration or omission that adversely affects the value, marketability, rating or collectability of the SBA Loan as determined by Purchaser in its reasonable discretion (a “Material SBA Defect”), including without limitation any of the following: (a) the lack of a copy of a recorded mortgage or deed of trust, (b) the lack of a copy of a UCC-1 filing, (c) the lack of a copy of the SBA Note, (d) the SBA Loan is made to an ineligible company for an SBA Guaranteed Loan, (e) the SBA Loan does not comply with all of the representations and warranties on Schedule 2.9, (f) non-compliance with any SBA Loan covenant or condition or any ongoing SBA or regulatory requirement, or (g) the credit downgrade associated with any SBA Loan required to conform with the risk rating definitions adopted by Purchaser pursuant to the Office of the Comptroller of the Currency Handbook on Rating Credit Risk1, then Purchaser shall notify Seller of the Material SBA Defect within five (5) Business Days after discovery, and Seller shall use commercially reasonable efforts to cure the Material SBA Defect before the Closing Date. Unless Purchaser notifies Seller of a Material SBA Defect within five (5) Business Days after discovery, and in any event on or before expiration of the applicable review period, it shall be deemed to have waived its right to the Purchase Price reduction described below with respect to any Material SBA Defect (but retains its indemnification rights). If the Material SBA Defect of which Seller is timely notified cannot be cured by Seller prior to the Closing Date, then Purchaser shall nonetheless purchase Seller’s interest in the affected SBA Loan, [but for purposes of determining the Purchase Price of the Transferred Assets under Section 1.4(a), Purchaser and Seller shall negotiate in good faith (without duplication): (i) an adjustment to the Purchase Price that reflects a fair price for the affected SBA Loan; or (ii) an increase in the amount of any credit write-off or loan loss reserve required to conform with the accounting and allowance methodology adopted by Purchaser pursuant to the Office of the Comptroller of the Currency Handbook on Allowance for Loan and Lease Losses.2

Section 1.8     No Assumption of Pre-Closing Liabilities. Purchaser is purchasing only the Transferred Assets from Seller, and Seller shall convey the Transferred Assets to Purchaser free and clear of all Liens. At Closing, Purchaser shall assume only the following specific obligations and liabilities of Seller (the “Assumed Liabilities”) and no others: (i) the obligation to service the Transferred Assets from and after the Closing Date in accordance with the applicable Servicing Agreements and the requirements of the SBA Rules and Regulations, (ii) the other obligations that first arise after the Closing relating to the Transferred Assets, in accordance with the documents listed on Exhibit A-1, and (iii) any other obligation expressly assumed by Purchaser in any Closing Agreements to which it is a party; provided, however, that Purchaser is not, in any case, assuming any obligations or liabilities arising from or relating to: (A) any litigation pending against Seller as of the Closing Date, or (B) for default, legal violations, breaches, repurchase obligations or other errors or omissions of Seller occurring on before the Closing Date. Seller shall be responsible for payment of payables to Colson Service Corp. and other payables relating to the servicing of the SBA Loans allocable to periods prior to the Closing Date not included in the Assumed Liabilities.

1     https://www.occ.treas.gov/publications/publications-by-type/comptrollers-handbook/rating-credit-risk/pub-ch-rating-credit-risk.pdf

2     https://www.occ.treas.gov/publications/publications-by-type/comptrollers-handbook/allowance-loan-lease-losses/pub-ch-allowance-loan-lease-losses.pdf2

Section 1.9     Hiring of Employees.

(a)     Officer Employees. To enable Purchaser to continue to develop its business, Seller shall use commercially reasonable efforts to facilitate, at no cost or expense to Seller Purchaser’s hiring, effective on the Closing Date, of the seven (7) officers (collectively, the “Officer Employees”) listed on Schedule 1.9(a) presently employed by Seller, who will each resign from Seller on the Closing Date as defined below without any liability to Purchaser. Prior to execution of this Agreement, the Officer Employees have received and accepted offer letters of employment with Purchaser, to be effective following the Closing Date on terms consistent with their current employment. After consultation with the Officer Employees, Purchaser shall determine which employees other than the Officer Employees shall receive offer letters of employment from Purchaser prior to the Closing Date (the Officer Employees and other Seller employees hired by Purchaser, the “Transferred Employees”). Prior to or on the Closing Date, Seller shall pay any and all accrued salary, bonuses, vacation pay and other compensation due to its employees, including the Transferred Employees (and Purchaser shall have no obligation for any of such payments). Seller will use commercially reasonable efforts (at no more than nominal cost to itself) to have each of the Transferred Employees execute a release, the form of which will be approved by Purchaser and Seller, whereby Purchaser, Seller and their respective successors and assigns are forever released from any responsibility or obligation, financial or otherwise, pursuant to each of such person’s employment with Seller or severance agreement and retention bonus agreement, as the case may be entered into by such person with Seller, as applicable. Failure of any employees to be employed by Purchaser shall not be a breach of Seller’s or Purchaser’s obligations under this Agreement; however, Section 5.2(e) is a condition upon Purchaser’s obligation to close the purchase of the Transferred Assets relating to the employment by Purchaser of the Officer Employees and other employees after the Closing, and such condition may be waived by Purchaser in its sole discretion.

(b)     Termination Payments to Employees. Seller is solely responsible for all notices and severance payments required to be made to its employees that are terminated and who do not become Transferred Employees. In connection with making any severance payments to a terminated employee, Seller will use commercially reasonable efforts to enter into a severance agreement satisfactory to Purchaser and Seller, to the extent permitted by applicable law in the opinion of each Party’s legal counsel, which shall provide, to the maximum extent permitted by law, for (i) release of claims against Seller and Purchaser, (ii) confidentiality of information, and (iii) no solicitation by the employee of Transferred Employees, or existing or actually identified prospective SBA customers (that is, those customers that are already in Seller’s origination pipeline or who have been referred or otherwise identified as possible Loan Obligors) of Seller, for a period of one year after the date of termination of their employment by Seller. All retention bonus payments by Seller shall provide for the execution of a retention receipt agreement satisfactory to Purchaser and Seller as a condition to receipt of payments to the extent permitted by applicable law in the opinion of each Party’s legal counsel, which shall provide for (x) release of claims against Seller and Purchaser, (y) confidentiality of information, and (z) no solicitation of the Seller’s SBA customers or Transferred Employees after the termination date of their employment.

(c)     Offers of Employment. Purchaser shall have the right but not the obligation to offer employment, effective on the Closing Date, to any and all persons who are employees of Seller immediately before the Closing Date. Purchaser shall not have the right to make offers to the employees of Parent indicated on Schedule C-1. If Purchaser elects to make offers in accordance with this Section, then it shall offer salary and benefits which, taken as a whole, are similar to those received by the relevant employee from Seller for positions with authority and responsibilities similar to those currently held by the relevant employee. If a relevant Seller employee does not accept Purchaser’s offer, Purchaser shall, in good faith and subject to compliance with its internal hiring policies and applicable Law, make a similar offer to any prospective employee that Jimmy Bang recommends to be hired as a replacement for that relevant Seller employee. Prior to the Closing Date, by a certain date as determined by Purchaser, Seller will provide Purchaser with information regarding such persons’ current employment arrangements with Seller to the extent permitted by applicable law and will otherwise assist Purchaser in making such offers.

(d)     Payroll Obligations. Prior to or on the Closing Date, Seller shall fully satisfy and pay on the last day prior to or on the Closing Date any and all obligations arising out of or under the employment agreements or arrangements to employees of Seller and terminate all such employee agreements and arrangements. Seller shall also take all commercially reasonable steps to assure that all executive officers and other employees, as identified by Purchaser, remain in place at Seller until the Closing Date.

(e)     Purchaser Staffing. Purchaser will determine its exact staffing needs after the Effective Date. Purchaser agrees that after all officers and employees have resigned or been terminated pursuant to this Section 1.9, as of and following the Closing Date, the Transferred Employees shall be eligible to participate in Purchaser’s employee benefit plans in which the similarly situated employees of Purchaser participate, to the same extent as such similarly situated employees of Purchaser participate, subject to the terms and conditions of Purchaser’s applicable plans. Notwithstanding anything in this Agreement to the contrary, no Transferred Employee shall be entitled to receive any options or rights to purchase or otherwise receive any shares of Purchaser or its holding company common stock pursuant to the Purchaser’s or its holding company’s Benefit Plans as a result of or arising out of or in connection with the transaction contemplated hereby.

(f)     Purchaser Benefit Plans. At or prior to the Closing, with respect to each employee benefit plan, program, policy or arrangement maintained by Purchaser for the benefit of current employees of Purchaser (each such plan, program, policy or arrangement, a “Purchaser Plan”), for purposes of determining eligibility to participate, vesting and benefits, service with Seller shall not be treated as service with Purchaser.

Section 1.10     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 1000 Wilshire Blvd., 20th Floor, Los Angeles, CA 90017, or such other place as Seller and Purchaser may mutually agree, on or before the six (6) month anniversary of the Effective Date, unless extended by the Purchaser and Seller by mutual agreement in writing, or on an earlier date by mutual agreement of Purchaser and Seller, but, in any event within seven (7) Business Days after each Party has notice that the conditions in Sections 5.1(c) and (d) have been satisfied or each Party has waived in writing any failure of any such condition to be satisfied (the “Closing Date”).

Section 1.11     Licensed Premises. If desired by Purchaser, on the Closing Date, Seller will license to Purchaser for a monthly fee of $27,500 (prorated on a daily basis but commencing to accrue only after the first forty-five (45) days after the Closing Date) for a period to be determined by Purchaser but not more than six (6) months unless approved in writing by Seller, a portion of Seller’s interest in the leased premises utilized by Seller in the areas the Transferred Employees are currently occupying or using (including common areas) for its current operations located at 1000 Wilshire Blvd., 20th Floor, Los Angeles, California 90017 (the “Licensed Premises”). The right to use the Licensed Premises shall include the right to existing furniture, fixtures and equipment the Former Seller Employers are currently using (collectively the “Improvements”), and all equipment and apparatus rights and appurtenances pertaining thereto under the Lease. During the license period, Purchaser shall maintain and keep in effect at its sole cost and expense worker’s compensation insurance, employer liability insurance, commercial general liability insurance, employment practices insurance, any other liability coverages maintained by Purchaser respecting its business in other locations, and personal property insurance, on such terms and in such coverage amounts as Purchaser maintains for its other businesses. Purchaser shall cause Seller, its Affiliates, their respective officers and employees, and its landlord to be named as additional insureds on Purchaser’s liability insurance and include a waiver of subrogation in favor of the additional insureds in Purchaser’s worker’s compensation insurance coverage, and deliver to Seller on or prior to the Closing Date ACORD certificates of insurance evidencing such additional insured status, including the attachment of the additional insured endorsement, and waiver of subrogation respecting Purchaser’s worker’s compensation insurance. The rights and obligations of Seller and Purchaser under this Section 1.11 shall survive the Closing.

Section 1.12     Commencement Assets and Rights. On the Closing Date, Seller will assign and transfer to Purchaser (i) in addition to the SBA Loans and SBA Files, all other books, records, marketing materials, pending SBA loan applications, customer and contact lists, accounts and other documentation and information pertaining to the ownership, operation and servicing of the Transferred Assets (excluding only privileged materials and materials Seller cannot deliver under applicable Law), (ii) true and complete copies of all contracts or agreements relating to the management and operation of the SBA loan program shown on Exhibit A-1, and (iii) all contracts, guaranties, warranties or other agreements relating to the ownership, use or maintenance of the Transferred Assets shown on Exhibit A-1. Except as set forth below, no trade names, logos, trademarks, service marks, or trade dress shall be assigned, transferred or conveyed to Purchaser, including the names “Hana”, “Hana Financial, Inc.,” “Hana Small Business Lending, Inc.,” or any similar combination of words, or any trade names, logos trademarks, service marks, or trade dress used by Seller or any of its Affiliates in their other businesses, provided, however, that Seller acknowledges that its documents, relationships and marketing materials included in the Transferred Assets use the Hana Small Business Lending name and that Purchaser will require a period of time to transition the business from that name to its new name. Seller hereby grants to Purchaser the perpetual, exclusive right (excluding also the licensor and its Affiliates) to use the name Hana Small Business Lending, Inc. during its transition, without royalty, until such transition is complete and until the existing documentation has been expended or becomes obsolete, but in any event no longer than 180 days after the Closing Date. For one (1) year following the Closing Date, Seller shall cause persons reaching the Hana Small Business Lending, Inc. web page to be redirected to Purchaser’s SBA web page, with the details to be discussed and determined by the Parties in good faith.

Section 1.13     Hana Branch Office Leases. Hana is the tenant under the real property leases described on Exhibit B attached hereto, which Hana intends to negotiate to terminate effective on or before the closing of the transactions contemplated hereby, and to assist Hana in terminating the leases, Purchaser shall enter into new leases with the landlords under such leases for a term of one year on substantially the same terms as the existing leases. If Hana is unsuccessful in negotiating the termination of any of the leases described on Exhibit B, Hana will assign to Purchaser all of Hana’s interests in those real property leases, subject to all necessary landlord consents and approvals, provided that Hana may give or require Purchaser to give to the landlords notices to terminate the assigned leases at the end of their current one year terms.

Section 1.14     Pending Litigation. The subject matter of the litigation actions set forth on Schedule 1.14 in which Seller is the plaintiff, relate to Transferred Assets. Therefore, following the Closing Date, Purchaser shall assume the prosecution of those litigation actions to the extent outstanding on the Closing Date, and unless Purchaser decides to engage the existing Seller counsel in such actions, Purchaser shall cause counsel of its selection to be substituted as counsel of record in such actions. If there are other litigation cases outstanding in which it appears that only Purchaser will have a material interest after the Closing Date, then Seller and Purchaser will discuss and potentially transfer responsibility for prosecuting and defending those cases to Purchaser as well (neither Party being obligated to do so unless it otherwise agrees). Seller and Purchaser shall execute and deliver as part of the Closing any other documents necessary to transition such actions to Purchaser.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into and perform this Agreement, Seller represents and warrants to Purchaser as follows on the date hereof and on the Closing Date.

Section 2.1     Organization and Qualification of Seller. The Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.2     Authority. The Seller has the corporate (or limited liability company, as applicable) power and authority to own its assets including, as applicable, the Servicing Rights and the Transferred Assets, and to conduct its business as currently conducted. The Seller has the requisite corporate (or limited liability company, as applicable) power and authority to execute, deliver and perform its respective obligations under this Agreement and the Closing Agreements to which it is a party. The execution and delivery by the Seller, and performance by the Seller of its respective obligations under, this Agreement and the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or limited liability company, as applicable) action on the part of such Seller and its respective stockholders, boards, managers or members, as applicable.

Section 2.3     No Consents and Approvals. Except as set forth on Schedule 2.3 (collectively, the “Required Consents”), and except for an application to the SBA which Seller and Purchaser will together prepare and file with the SBA, the execution and delivery of this Agreement by Seller does not, and (assuming satisfaction of the conditions set forth in Article 5) the performance of this Agreement and the Closing Agreements by Seller and the consummation by Seller of the transactions contemplated hereby will not:  (i) violate any provision of the certificate of incorporation or bylaws (or any comparable organization document) of Seller; (ii) conflict with or violate any Law, judicial or administrative order, writ, award, judgment, injunction or decree to which Seller is subject; (iii) require Seller to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Authority; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase, pursuant to, any material contract to which Seller is a party or by which any of its properties is bound or affected; or (v) result in the creation of any Lien on any of the Transferred Assets, except, in the case of clauses (ii), (iii), and (iv) for such conflicts, violations, filings, permits, consents, licenses, approvals, notices, breaches or conflicts that would not (a) have a Material Adverse Effect or impair the validity or enforceability of this Agreement, any Closing Agreement or any Transferred Asset or (b) prohibit Seller from consummating the transactions contemplated by this Agreement or the Closing Agreements to which it is a party or performing its obligations hereunder or thereunder. Failure of Seller, after making good faith efforts, to obtain consents of the SBA, the Trust), the back-up Servicer (Wells Fargo Bank), and the Indenture Trustee (also, Wells Fargo Bank) or any other unrelated third party, shall not be breach of Seller’s obligations under this Agreement; although the absence of those consents may result in the failure to satisfy a condition to Closing.

Section 2.4     Enforceability. Each of this Agreement and the Closing Agreements to which the Seller is a party have been and will be duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto, if applicable) each of this Agreement and the Closing Agreements constitutes and will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms thereof, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.5     Title. Seller possesses and, subject to the satisfaction of the conditions set forth herein, on the Closing Date Seller shall convey, sell and assign to Purchaser, the sole legal, beneficial and valid title to the Transferred Assets, and the other assets described herein, free and clear of all Liens, restrictions on sale or transfer, preemptive rights, options or any other claims by any Person. All tangible personal property owned or leased by Seller and located at the Seller’s offices indicated on Exhibit B are included in the Transferred Assets.

Section 2.6     Litigation. Except as set forth on Schedule 2.6, there is no Action pending or, to the knowledge of Seller (including the knowledge of each of the Officer Employees), threatened, by or against the Seller or any asset of the Seller before any court, arbitrator or Governmental Authority, that (i) would have a Material Adverse Effect, (ii) questions the legality, validity or enforceability of this Agreement or any Closing Agreement or (iii) may have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements. There is no outstanding judgment, order or decree to which Seller or any asset of Seller is subject that would have a Material Adverse Effect.

Section 2.7     Financial Statements. Attached as Schedule 2.7 hereto are: (i) the audited financial statements of Seller as of and for the 12-month period ended December 31, 2016, and (ii) the unaudited financial statements of Seller as of and for the 12-month period ended December 31, 2017 (the “Interim Financial Statements”). The Interim Financial Statements present fairly the consolidated financial position, results of operations, and changes in financial position of Seller as of the respective dates or for the respective periods to which they apply in accordance with GAAP (except for intercompany assets and liabilities, the absence of footnotes and normal year-end adjustments), applied consistently.

Section 2.8     Loans. Schedule 1.1(c) attached hereto contains a complete and accurate list of, as of the date hereof, all of the SBA Loans underlying the Transferred Assets, subject to any repayments or approved sales of such Transferred Assets after the date hereof. Each Loan is a SBA 7(a) Loan originated and serviced by Seller in accordance with SBA Rules and Regulations and for which an SBA guarantee is in effect in the percentage and dollar amount set forth on the SBA Loan Schedule. Seller has not taken or failed to take any action that would cause the SBA guarantee on each Loan to be invalid and unenforceable against SBA and, if presented upon a default in the underlying Loan, Seller has not taken or failed to take any action required to cause the same to be honored by SBA without denial or repair (other than any denial or repair arising after the Closing Date as a result of actions or omissions by the Purchaser). Except as set forth on Schedule 1.1(c), no payment or other material Event of Default (or any condition, occurrence or event that, after notice or lapse of time or both, would constitute an Event of Default) has occurred and is continuing. “Event of Default” shall mean the events and circumstances constituting an event of default under the Loan Documents. Seller has in its possession the originals (or where the originals are held in accordance with the Multi-Party Agreements, then copies) of (and has made available to Purchaser copies of) all documents or instruments constituting the Loan Documents, and the Loan Documents are the only agreements containing the complete terms of the agreement between the Loan Obligors and Seller regarding the Loans and the Collateral.

Section 2.9     Loan Level Warranties. All of the SBA Loans were originated by Seller. The representations and warranties with respect to SBA loans set forth in the Transfer and Servicing Agreements (which are incorporated by reference to the Unguaranteed Interest Sale Agreements defined therein) were true when made and remain true on the Effective Date. Except as set forth on Schedule 2.9, Seller hereby makes to Purchaser the same representations and warranties with respect to the SBA Loans comprising or underlying the Transferred Assets as Seller made in the Transfer and Servicing Agreements (which are incorporated by reference to the Unguaranteed Interest Sale Agreements defined therein), which representations and warranties are reproduced as Schedule 2.9.

Section 2.10     Employees and Seller Benefit Plans.

(a)     Schedule 2.10(a) sets forth a list of the employees, independent contractors and consultants involved in Seller’s SBA Loan business (other than the parent company employees listed on Exhibit C-1)), including, for each Person, his or her name, title or position, location, date of hire, current base salary, current employment status (e.g., full or part time, active, temporary, leave of absence, or short term disability), commission, status for purposes of wage and hour Laws and bonus/incentive target opportunities (if applicable). The data with respect to employees on Schedule 2.10(a) is accurate and complete in all material respects as of the Effective Date.

(b)     Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Seller.

(c)     To Seller’s knowledge, all employees of the Seller are legally authorized to work in the United States. Seller has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) in accordance with the applicable provisions of IRCA for its current employees and Seller is in compliance with the anti-discrimination provisions of IRCA.

(d)     Schedule 2.10(d) sets forth a complete list of material Seller Benefit Plans. A complete copy (or, if not documented, a description) of each material Seller Benefit Plan, in each case as in effect on the date of this Agreement, has been made available to Purchaser on the Data Site. With respect to the Seller Benefit Plans, Sellers will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date. All of the Seller Benefit Plans are, and have been, operated in compliance in all material respects with (a) their provisions and (b) all applicable Laws, including ERISA and the Code and the regulations and rulings thereunder.

Section 2.11     Taxes. Seller has properly and timely filed all Tax Returns required to be filed by it, all of which were accurate and complete and in all material respects. Seller has paid all Taxes required to be paid (or withheld and paid) by it (whether or not shown on a Tax Return). No audit of Seller by any Tax authority is currently pending or is threatened. No written notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by Seller, and to Seller’s knowledge, there is no reasonable basis for any tax deficiency or adjustment to be assessed against Seller. Seller has complied with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Tax authorities all amounts required. Seller has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. There are no Liens for Taxes upon any of the Transferred Assets.

Section 2.12     Hana Investment. Hana Small Business Lending, Inc. is the sole member of Hana Investment, which is member-managed. Hana Investment is a Delaware limited liability company duly organized and in good standing. The Membership Interest is not represented by a physical certificate. Hana Investment has conducted no business unrelated to the Ownership Certificates, has no material assets other than the Ownership Certificates and has no material liabilities unrelated to the Ownership Certificates.

Section 2.13     SBA and Securitization Status.

(a)     Seller remains in good standing with the SBA. Seller maintains in full force and effect all licenses, permits and qualifications required to originate and service SBA Loans. Seller has not received any notice of any intent or attempt by the SBA or any other Governmental Authority seeking to suspend, revoke, rescind or terminate Seller’s current SBA loan origination and servicing authority or any license, permit or qualification.

(b)     There have been no rating agency downgrades of the Securitized Trust Debt. Except as disclosed on Schedule 2.13, there have been no requests or demands for Seller to repurchase SBA Loans and no such requests or demands remain outstanding.

“Seller’s knowledge,” “Seller’s actual knowledge,” and similar phrases mean the present actual (as opposed to constructive or imputed) knowledge of the Officer Employees and the officers listed on Exhibit C-1. The foregoing individuals are identified in this paragraph solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from any such individual to Purchaser. The named persons shall not have any personal liability, including but not limited to liability for inaccuracy in any of the foregoing representations and warranties.

The representations and warranties set forth in this Article 2 shall survive the Closing Date until eighteen (18) months after the Closing Date, meaning that a claim by Purchaser in respect of a breach of those representations and warranties must first be submitted to Seller prior to their expiration or shall be waived, provided, however, that the representations and warranties set forth in (i) Section 2.5 (Title) shall not expire, and (ii) Section 2.11 shall survive the Closing Date and will continue in effect until sixty (60) days after the expiration of the applicable statute of limitations, at which time they will expire. Upon discovery by Seller or Purchaser of a breach of any of the foregoing representations and warranties that has a Material Adverse Effect, the party discovering such breach shall give prompt written notice to the other parties.

EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SALE OF THE TRANSFERRED ASSETS IS ON AN “AS-IS” AND “WHERE-IS” BASIS, AND SELLER MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS, DOCUMENTS OR BENEFICIAL INTERESTS, INCLUDING, BUT NOT LIMITED ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LOAN OBLIGORS, THE COLLATERAL, THE LOAN DOCUMENTS, LIENS, PRIORITY OR ANY OTHER MATTER NOT COVERED BY THIS ARTICLE 2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows on the date hereof and on the Closing Date:

Section 3.1     Organization and Qualification of Purchaser. Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2     Authority of Purchaser. Purchaser has the requisite corporate right, power and authority to execute, deliver and perform its obligations under this Agreement and the Closing Agreements to which it is a party. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement, the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, its board, managers or members, as applicable.

Section 3.3     No Consents and Approvals. Except for any approval of the Comptroller of the Currency or Federal Reserve System or resolution of any objection of either of them to consummation by Purchaser of the transactions contemplated hereby, the execution and delivery of this Agreement by Purchaser does not, and (assuming satisfaction of the conditions set forth in Article 5) the performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not:  (i) violate any provision of the organization documents of Purchaser; (ii) conflict with or violate any Law, judicial or administrative order, writ, award, judgment, injunction or decree to which Purchaser is subject; (iii) require Purchaser to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Authority except for the SBA; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase, pursuant to, any material contract to which Purchaser is a party or by which any of its properties is bound or affected; or (v) result in the creation of any Lien on any of Purchaser’s assets, except, in the case of clauses (ii), (iii) and (iv) for such conflicts, violations, filings, permits, consents, licenses, approvals, notices, breaches or conflicts that would not (a) have a Material Adverse Effect or impair the validity or enforceability of this Agreement, any Closing Agreement or any Transferred Asset or (b) prohibit Purchaser from consummating the transactions contemplated by this Agreement or the Closing Agreements to which it is a party or performing its obligations hereunder or thereunder.

Section 3.4     Enforceability. Each of this Agreement and the Closing Agreements to which it is a party have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other party thereto, if applicable) each of this Agreement and the Closing Agreements to which it is a party constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms thereof, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.5     Litigation. There is no Action pending or, to Purchaser’s knowledge, threatened, against Purchaser, or any property or asset of Purchaser, before any court, arbitrator or Governmental Authority, domestic or foreign, which (i) questions the legality, validity or enforceability of this Agreement or (ii) may have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements.

Section 3.6     Financing and SBA Qualification. Purchaser has or will have on the Closing Date sufficient funds to permit Purchaser to consummate the transactions contemplated hereby and to satisfy all of the conditions to qualification imposed by the SBA. Purchaser has no reason to believe that it cannot qualify under SBA Rules and Regulations to purchase the Transferred Assets and assume the Assumed Liabilities as provided for in this Agreement.

Section 3.7     Investment Representations.

(a)     Purchaser is a sophisticated investor with the experience and knowledge to understand and evaluate transactions of the type contemplated by this Agreement and the risks inherent thereto. Purchaser is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of an investment in the Transferred Assets.

(b)     Purchaser is acquiring the Membership Interest (and thereby, indirectly, the Ownership Certificates) for its own account and not with a view toward distribution of the Membership Interest or Ownership Certificates to others.

(c)     Purchase understands that the Membership Interest and Ownership Certificates have not been registered pursuant to the Securities Act of 1933, as amended, or any similar state securities laws and, as such, the further transfer of the Membership Interest and Ownership Certificates is restricted.

(d)     Purchaser understands that the Transferred Assets constituting securities may not be liquid and that the ability to assign, transfer or dispose of certain of the Transferred Assets will be restricted by the agreements referenced on Exhibit A-1.

The representations and warranties set forth in this Article 3 shall survive the Closing Date until eighteen (18) months after the Closing Date, meaning that a claim by Seller in respect of a breach of those representations and warranties must first be submitted to Purchaser prior to their expiration or shall be waived. Upon discovery by Seller or Purchaser of a breach of any of the foregoing representations and warranties that has a Material Adverse Effect, the party discovering such breach shall give prompt written notice to the other parties. EXCEPT AS OTHERWISE PROVIDED HEREIN, PURCHASER MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4
COVENANTS OF SELLER AND PURCHASER

Section 4.1     Conduct of Business Pending the Closing. Seller covenants and agrees that, from the Effective Date through the Closing Date, Seller will (a) conduct its business in the ordinary course and consistent with past practices (including in respect of loan loss reserves and loan grading), (b) service the SBA Loans consistent with applicable Law, existing contracts and past practices and procedures, and (c) not engage in any practice, take any action, fail to take any action or enter into any contract or transaction which would cause any representation or warranty of Seller to be materially untrue or result in a material breach of any covenant made by Seller in this Agreement.

Section 4.2     Access to Information. During the period from the Effective Date to the Closing Date, Seller shall afford the officers, employees, and authorized representatives of Purchaser full and complete access (other than confidential data), at reasonable times upon reasonable notice during normal business hours, to the premises, employees, assets, books and records of Seller (to the extent they relate to the Transferred Assets or the Securitized Loans), and shall furnish to Purchaser such financial, operating data, correspondence with or information maintained by Governmental Authorities in Seller’s possession, and any other information relating to the Transferred Assets and the Securitized Loans (including servicer reports and other information) in Seller’s possession, as Purchaser may reasonably request. To the extent any such books, records or data are not in Seller’s physical possession and control, Seller shall use commercially reasonable efforts to obtain and provide such information, but at no material cost or expense to Seller. Seller will furnish all information concerning Seller, the Transferred Assets and the Securitized Loans reasonably required for inclusion in any application or statement to be made in connection with the transactions contemplated by this Agreement to obtain Required Consents. Any additional materials provided to Purchaser shall be subject to the Non-Solicitation and Confidentiality Agreement.

Seller further agrees that until the Closing Date, Seller shall use commercially reasonable efforts to provide the following reports to Purchaser on a monthly basis: (i) past due loans, (ii) loan risk grade changes, (iii) new and renewed loans, (iv) loan trial balance by risk code, (v) monthly OREO report; (vi) monthly non-accrual loan report; (vii) any problem loan reports; (viii) detailed general ledger balance sheet and income statement, (ix) copies of all external audits and reports, and (x) any notices from the SBA or any Governmental Agency related to Seller, the Transferred Assets or the transactions contemplated by this Agreement.

Seller shall provide Purchaser sufficient information in Seller’s possession to commence the mapping of products and system parameters as soon as possible after the execution of this Agreement. The Parties shall assist each other with the integration of operations that is expected to begin shortly after this Agreement is executed.

Section 4.3     Notification of Certain Matters. Seller shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Seller, (a) of the occurrence or non-occurrence of any event known to Purchaser or Seller, as the case may be, the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement or the Closing Agreements to be untrue or inaccurate in any material respect when made and as of the Closing Date, (b) that Seller or Purchaser, as the case may be, are unable, and will be unable as of the Closing Date, to comply with or satisfy in all material respects any covenant or agreement to be complied with or satisfied by it hereunder or under this Agreement or the Closing Agreements, (c) of any changes in employment or loan collection activities, and (d) of the receipt of any notice or communication from any Person or Governmental Authority regarding the existence of any pending or threatened action that might reasonably be expected to have a Material Adverse Effect, or alleging that any approval or consent is required in connection with the consummation of the transactions contemplated hereby, or raising any written objection to the consummation of the transactions contemplated hereby, in each case subject to the laws governing the disclosure of confidential supervisory information.

Section 4.4     Cooperation in Obtaining Consents and Approvals. Seller and Purchaser will each use their respective commercially reasonable efforts to take or cause to be taken all reasonable actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such action as Purchaser (in the case of the actions of Seller) or Seller (in the case of the actions by Purchaser) reasonably considers necessary, proper or advisable, in connection with obtaining Required Consents and making filings with all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement. Seller and Purchaser each agree to cooperate in obtaining all consents and approvals from each Person from whom such consent or approval may be required in connection with the Closing of the transactions contemplated by this Agreement. Notwithstanding the foregoing neither Seller nor Purchaser shall be required to take or cause to be taken any action in respect of the foregoing if such action would result in additional liability accruing to such party (beyond customary agreements or other documents required to be executed by a Governmental Authority), increase the costs expected to be incurred by such party, or otherwise have a detrimental effect on the economic benefit of the transactions contemplated hereby expected by such party, in each case by more than a de-minimus amount, as determined by the party to be charged, acting reasonably.

Seller shall also cooperate with Purchaser in reconciling the book value and principal balance of the Unguaranteed Interests to be purchased by Purchaser with Seller’s interests in the Trusts prior to the Closing Date.

Section 4.5     Further Assurances. Upon the terms and subject to the conditions hereof, and subject to the provisions of Section 4.4, each Party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, including, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other Persons as are necessary or desirable for the consummation of the transactions contemplated hereby and to fulfill the conditions to the consummation of the transactions contemplated hereby.

Section 4.6     Servicing of Loans.

(a)     Transfer of Seller’s Financial Interest. Seller acknowledges that any financial interest of Seller in the Transferred Assets will be transferred to Purchaser. Purchaser shall service the Transferred Assets immediately following the Closing Date.

(b)     Information for Tax Filings.

(i)     Each party shall use commercially reasonable efforts to provide to the other party such information, and to perform such calculations, as such party may reasonably request in connection with such party’s preparation, filing and delivery of any Tax Returns, documents, reports, filings, instruments, certificates and opinions pursuant to state and federal Tax laws in connection with the Transferred Assets; provided, however, that Seller shall remain obligated with respect to all Taxes relating to the Loans attributable to the period prior to the closing for which it is liable under applicable Law, and Purchaser shall be obligated with respect to all Taxes relating to the Loans attributable to the period from and after the closing for which it is liable under applicable Law. This Section 4.6(b) shall survive the Closing without any contractual time limitation.

(ii)     All personal property, ad valorem or other similar Taxes (not including income Taxes or Transfer Taxes (as defined below)) levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller on the one hand and Purchaser on the other hand, based on the relative number of days included in such period after the Closing Date and the number of days included in such period through and including the Closing Date, respectively. To the extent that any portion of such a pro-rated Tax is paid or required by law to be paid by one party hereto but required by the foregoing to be borne by another party hereto, such other party shall pay or reimburse the taxpaying party of the amount of such Tax required to be paid or reimbursed. Each party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Taxes subject to this Section 4.6(b)(ii) that are required by law to be filed by such party, and shall pay to the relevant taxing authority all such Taxes that are required to be paid by such party (subject to such reimbursement as provided for herein).

(iii)     All transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be shared equally by the Purchaser and Seller. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be prepared by the party required to submit such Tax Returns under applicable law, and the expenses related to the preparation of such Tax Returns shall be borne by the party required to submit the Tax Return. If required by applicable law, Seller and Purchaser shall join in the execution of any such Tax Returns and other documentation. The Seller and the Purchaser shall provide each other with copies of each such Tax Return, together with proof of payment of any Tax shown thereon to be due, promptly after filing.

(iv)     On or before the Closing Date, the Purchaser and the Seller shall seek in good faith to agree to an allocation of the Purchase Price among the Transferred Assets and Assumed Liabilities. The parties, based upon such Purchase Price allocation, shall prepare and file their respective Tax Returns consistent therewith, unless otherwise prohibited by applicable law. If the Parties are unable in good faith to agree upon an allocation among the Transferred Assets and Assumed Liabilities by the Closing Date, it shall not be a condition to Closing but the Parties will continue after the Closing Date to make good faith efforts to agree upon an allocation. If no agreement is reached prior to the time that filing of income Tax Returns is required, each Party shall be free to take a position in its Tax Returns that it believes conforms to applicable Law.

(c)     Seller Filings Respecting Servicing. Seller shall prepare and file all reports relating to the Loans that are required to be filed under the Transfer and Servicing Agreements or applicable Law, except with respect to Tax matters, which are governed by Section 4.6(b), and Seller shall provide a copy of all such reports to Purchaser, if requested. Seller shall promptly forward to Purchaser any notices they may receive from any Governmental Authority with respect to the Transferred Assets or such reporting obligations following the date of this Agreement. Purchaser shall prepare and deliver to the Seller and all other Persons entitled to receive such reports under the SBA Rules and Regulations, or any Pooling and Servicing Agreement, including, on a monthly basis all reports via electronic file.

Section 4.7     Transportation Costs; Risk of Loss.

(a)     Care of SBA Files. Seller shall be fully responsible for the due care of all SBA Files prior to and on the Closing, including without limitation, all obligations with respect to the SBA Files and the retrieval thereof in accordance with the applicable servicing agreements. Purchaser shall be fully responsible for the due care of all files and documents evidencing or relating to the SBA Files as provided to Purchaser by Seller after the Closing, including without limitation, all obligations with respect to the SBA Files and the retrieval there of in accordance with the applicable servicing agreements.

(b)     Transportation Expenses. All expenses in connection with transportation and delivery of the SBA Files will be paid in accordance with Section 8.9. From and after the Closing Date, Purchaser bears the risk of loss with respect to the SBA Files, subject to Section 4.7(a) above.

Section 4.8     Missing Documents.

(a)     Seller Effort. Seller will use commercially reasonable efforts to deliver to Purchaser any SBA Files (or part thereof) that are lost, missing or otherwise not in the possession of either the Purchaser or Seller. Without restricting or limiting the generality of the foregoing, Seller acknowledges and agrees that Purchaser will have no obligation to secure or obtain any assignment that predates the assignment of any SBA Loan to Purchaser that is not contained in the SBA Files. Seller will secure any intervening assignment that may be missing from the SBA Files from the appropriate source. The failure of Seller to deliver any SBA Files (including, without limitation, any intervening assignments other than assignments to Purchaser), any other contents of the SBA Files that are lost, missing or otherwise not in the possession of Seller, will not affect Seller’s obligations under this Agreement, including indemnification obligations.

(b)     Lost Loan Documents. In the event that any note or other Loan Document is lost, missing or otherwise not in the possession of Purchaser, Seller shall provide an executed assignment and a lost instrument affidavit in form and substance reasonably acceptable to Purchaser.

(c)     Loan Documents in Possession of Others. Seller will have the sole responsibility to obtain any of the Loan Documents in the possession of any attorneys, trustees, servicers, collection agencies or foreclosing trustees or, by virtue of the various Closing Agreements, to transfer to Purchaser the right to obtain such Loan Documents under the circumstances provided in the agreements listed in Exhibit A-1.

Section 4.9     Non-Solicitation and other Covenants.

(a)     Execution. Purchaser has obtained Non-Solicitation and Confidentiality Agreements, substantially in the form of Exhibit C hereto, executed by each of employees of the parent company of Seller identified on Exhibit C-1 hereto.

(b)     Non-Solicitation of Seller Officers. From the date hereof and for the period ending three years from and after the Closing Date, Purchaser shall not, directly or indirectly, without the prior written consent of Seller, solicit or aid in the solicitation of any officer of Seller (other than those included in the Transferred Employees) involved in the SBA Loan business or induce or attempt to induce any such officer to terminate such Person’s relationships with Seller, provided, however that a general solicitation (such as via web site, newspaper or trade journal) not directed directly at such officers shall not be deemed a violation of this Section.

(c)     Non-competition. For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not cause, permit, induce or direct any of Seller’s Affiliates to, directly or indirectly, engage in, manage, invest in, participate in or otherwise operate an SBA Loan lending, origination or servicing business, in the United States, as the same was conducted by Seller at Closing. Further, Seller shall not use, transfer, license, assign or authorize any third party to use the name “Hana Small Business Lending” or any derivation thereof in connection with SBA lending, origination and servicing.

(d)     Non-Solicitation of Loan Obligors. During the Restricted Period, Seller shall not, and shall not cause, induce or direct any of Seller’s Affiliates to, directly or indirectly, induce, solicit or encourage any Loan Obligor to refinance or diminish, terminate or curtail the customer’s relationship with Purchaser or any of its Affiliates in regard to SBA lending/borrowing.

(e)     Non-Solicitation of Employees. During the Restricted Period, Seller shall not, and shall not cause, induce or direct any of Seller’s Affiliates to, directly or indirectly, hire or offer to hire any of the Transferred Employees; provided, however, that a general solicitation (such as via web site, newspaper or trade journal) not directed directly at such employees shall not be deemed a violation of this Section,

(f)     Protective Clause. If any provision contained in this Section 4.9 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 4.9, but this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 4.9 is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but, rather, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 4.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

Section 4.10     Survival of Covenants. The covenants of Purchaser and Seller under this Agreement that imply performance after the Closing shall survive the Closing of the transactions contemplated by this Agreement.

ARTICLE 5
CONDITIONS TO CLOSING

Section 5.1     Conditions to the Obligations of Purchaser and Seller to Close. The obligations of the Parties hereto to effect the Closing are subject to the satisfaction (or waiver by all Parties) prior to the Closing of the following conditions:

(a)     No Injunctions. No court or Governmental Authority of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and enjoins, restrains or prohibits this Agreement or the consummation of any of the material transactions contemplated hereby.

(b)     No Pending Actions. There shall not be pending any Action initiated by a Person other than Parties or their respective Affiliates seeking to enjoin or restrain consummation of the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(c)     Consents. Each of the Required Consents shall have been received by Seller and each shall be in form and substance reasonably satisfactory to Purchaser and Seller.

(d)     Purchaser Regulatory Approvals. Within 60 days after the Effective Date, neither the Office of the Comptroller of the Currency nor the Federal Reserve System shall have, (i) asserted in writing that Purchaser or its affiliates are required to obtain their formal approval or consent prior to consummation of the transactions contemplated hereby, in which case the receipt of such prior approval or consent in form and substance reasonably satisfactory to Purchaser and Seller shall be a condition precedent to the Parties’ obligations to Close or (ii) raised any written objection to Purchaser’s consummation of the transactions contemplated hereby that is not reasonably likely to be adequately resolved prior to the Termination Date notwithstanding the Parties’ good faith cooperation pursuant to Section 4.4.

(e)     Price Adjustments. Within sixty (60) days after the Effective Date the Parties shall have mutually agreed upon any Purchase Price adjustment under Section 1.7 and, unless otherwise agreed by both Purchaser and Seller, the aggregate amount of the Purchase Price adjustment demanded within the sixty (60) day period by Purchaser in good faith under Section 1.7 due to Material SBA Defects shall not have exceeded Two Million Dollars ($2,000,000.00).

Section 5.2     Conditions to the Obligation of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) prior to the Closing of the following further conditions:

(a)     Representations and Warranties. The representations and warranties of Seller contained in this Agreement (including the Schedules hereto) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except that the financial statements referred to in Section 2.7 shall have been updated through the end of the month prior to the Closing Date. Seller shall have delivered to Purchaser a certificate signed by a duly authorized officer of Seller familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth in this Section 5.2(a).

(b)     Covenants. The covenants and agreements of Seller to be performed on or prior to the Closing pursuant to this Agreement and the Closing Agreements shall have been duly performed in all material respects, and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller familiar with the transactions contemplated by this Agreement.

(c)     Proceedings, Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including the Closing Agreements, shall be reasonably satisfactory in form and substance to Purchaser and Purchaser’s counsel, and Seller shall have made available to Purchaser for examination the originals or true and correct copies of all documents in Seller’s possession which Purchaser may reasonably request in connection with the transactions contemplated by this Agreement and the Closing Agreements. At Closing, Seller shall deliver a copy of their respective corporate resolutions authorizing the transactions contemplated by this Agreement and the Closing Agreements.

(d)     Assignment of Transferred Assets; Closing Agreements. Seller shall have executed and delivered (or caused to be executed and delivered) to Purchaser the Closing Agreements, including the Transfer and Assignment Documents and any other assignments, endorsements, agreements or documents as required herein to vest ownership of the Transferred Assets in Purchaser.

(e)     Employees. Each of the seven (7) Officer Employees shall have accepted employment with Purchaser as of the Closing Date, unless the Officer Employee’s decision is based upon Purchaser’s failure to honor its agreement with the Officer Employee regarding the terms and conditions of employment. Excluding the Officer Employees, at least fifty percent (50%), but not less than the number of employees that are reasonably necessary to ensure uninterrupted and responsible operation and servicing of the Transferred Assets consistent with historical practice, of the Seller employees who have received offers from Purchaser complying with Section 1.9(c) shall have accepted such offers and be prepared to become Transferred Employees, unless the unwillingness of such employees to become Transferred Employees is due to Purchaser’s failure to honor this Agreement with respect to the terms and conditions of employment. For purposes of assessing the foregoing condition, a replacement employee who receives an offer under Section 1.9(c) will be counted and the corresponding terminated employee that was replaced shall not be counted.

(f)     Other Deliveries. Purchaser shall have received such other documents, agreements, instruments and other items in Seller’s possession as Purchaser may reasonably request consistent with Seller’s obligations under this Agreement.

Section 5.3     Conditions to the Obligation of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following further conditions:

(a)     Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing Date. Purchaser shall have delivered to the Seller a certificate signed by a duly authorized officer of Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth in this Section 5.3(a).

(b)     Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser familiar with the transactions contemplated by this Agreement.

(c)     Proceedings, Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken by Purchaser in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including the Closing Agreements, shall be reasonably satisfactory in form and substance to Seller and Seller’s counsel, and Purchaser shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement and the Closing Agreements. At Closing, Purchaser shall deliver a copy of the resolutions of its board of directors authorizing the transactions contemplated by this Agreement and the Closing Agreements.

(d)     Closing Agreements. Purchaser shall have executed and delivered to Seller the Closing Agreements to which it is a party.

(e)     Purchase Price. Purchaser shall have delivered the Purchase Price to the Seller pursuant to Section 1.4.

(f)     Other Deliveries. The Seller shall have received such other documents, agreements, and instruments, and other items as the Seller may reasonably request consistent with Purchaser’s obligations under this Agreement.

ARTICLE 6
INDEMNIFICATION

Section 6.1     Indemnification by Seller. Seller (excluding Hana Investment) shall jointly and severally indemnify, hold harmless, and defend the Purchaser Indemnified Parties from and against any damage, claim, liability, deficiency, loss, cost or expense (including reasonable attorneys’ fees)(excluding punitive, exemplary and speculative damages) (“Damages”) that any of them actually suffer, incur or sustain resulting from (whether or not arising out of third party claims): (i) any breach of any representation or warranty made by any Seller in this Agreement, (ii) any breach of any covenant to be performed by Seller pursuant to this Agreement, (iii) any claim of or relating to any employee or former employee of Seller (including any Transferred Employee) pertaining to their employment with Seller or termination of such employment with Seller, (iv) Seller’s failure to service the SBA Loans in accordance with the Servicing Agreements before the Closing Date, (v) Seller’s failure to comply with SBA Rules and Regulations before the Closing Date which results in a repurchase obligation or the dishonor in whole or in part by SBA of its guaranty of an SBA Loan, and (vi) Seller Taxes.

Section 6.2     Indemnification by Purchaser. Purchaser shall defend, indemnify, hold harmless the Seller Indemnified Parties from and against any Damages that any of them actually suffer, incur or sustain resulting from (whether or not arising out of third party claims): (i) any breach of any representation or warranty made by Purchaser in this Agreement, (ii) any breach of any covenant to be performed by Purchaser pursuant to this Agreement, (iii) any claim of any Transferred Employee pertaining to the Transferred Employee’s employment with Purchaser after the Closing Date, (iv) any breach by Purchaser of any obligations of Seller assumed by Purchaser, (v) any failure to service the SBA Loans in accordance with the Servicing Agreements or failure to comply with SBA Rules and Regulations after the Closing Date, and (vi) any breach by Purchaser of any of the Assumed Liabilities.

Section 6.3     Notification. Each Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of the existence of any claim, demand or other matter to which the Indemnifying Party’s indemnification obligations would apply and shall give the Indemnifying Party reasonable opportunity to then defend the same at its own expense and with counsel of the Indemnifying Party’s selection; provided, that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnifying Party shall, within a reasonable time after this notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising its good faith business judgment) the claim or other matter on behalf, for the account and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request at no cost to the Indemnified Party. If the Indemnifying Party assumes the defense of a third party claim, then the Indemnifying Party shall not settle or compromise such claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent of the Indemnified Party is not required if it receives a full, irrevocable unconditional release of liability as part of the settlement or compromise.

Section 6.4     Limitation of Indemnification. Any claim brought under Section 6.1 or Section 6.2 is subject in each case to the following limitations and restrictions:

(a)     Survival. An indemnification claim for breach of a representation or warranty under may not be asserted after the end of the survival period for such representation or warranty set forth in Articles 2 and 3, respectively. An indemnification claim based upon breach of a covenant contained in this Agreement required to be performed or before the Closing Date may not be first asserted after 18 months after the Closing Date. An indemnification claim under Section 6.1(iii) or (iv) may not be first asserted after 18 months after the Closing Date. The representations and warranties set forth in this Agreement are bargained for assurances and each Party is entitled to rely upon the representations and warranties given to it under this Agreement notwithstanding any investigation undertaken or knowledge obtained by that Party.

(b)     Damage Basket and Cap. Damages with respect to breaches of representations and warranties will be payable by an Indemnifying Party only if and at such time as the aggregate amount of all Damages exceeds $50,000 (the “Basket”) at which time the Indemnifying Party shall pay the Indemnified Party the entire aggregate amount of all Damages. In determining the aggregate amount of Damages suffered by Seller, such amount shall be determined as to the Seller collectively as a whole without duplication and not individually. Damages shall be reduced by the amount of any insurance proceeds (net of expenses of collection) actually received in connection with such Damages. Each Indemnified Party will exercise its commercially reasonable efforts to collect insurance proceeds under applicable insurance policies that are then in force if and to the extent that such Damages relates to an event covered by such insurance policies, however, it is not a condition to indemnification under this Agreement that such efforts have been exhausted. If the Indemnified Party shall receive any insurance proceeds after payment of any Damages by the Indemnifying Party, the Indemnified Party shall pay to the Indemnifying Party the lesser of the amount of insurance proceeds (net of expenses of collection) and the amount actually paid by the Indemnifying Party to the Indemnified Party in respect of such Damages. Notwithstanding the foregoing, in no event, absent fraud, shall the aggregate Damages payable by an Indemnifying Party exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

Section 6.5     Indemnification as Sole Remedy. After the Closing occurs, absent fraud, the sole remedy of a Party under this Agreement for any default under this Agreement or breach or inaccuracy of any warranty and representation in this Agreement shall be indemnification under this Article 6, except that a Party shall be entitled to seek injunctive relief where appropriate.

ARTICLE 7
CONFIDENTIALITY AND PUBLICITY

Section 7.1     Confidentiality.

(a)     Seller Obligation. Seller shall keep strictly confidential the terms of this Agreement and any and all information about (i) Purchaser or Purchaser’s Affiliates provided to Seller or their Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, and (ii) information relating to the Transferred Assets, and Seller has instructed its respective officers, employees, agents and other representatives having access to such information of such obligation of confidentiality.

(b)     Purchaser Obligation. Purchaser shall keep strictly confidential the terms of this Agreement and any business and financial information about Seller (other than information specifically relating to the Transferred Assets) provided to Purchaser in connection with this Agreement, and Purchaser has instructed its respective officers, employees, agents and other representatives having access to such information of such obligation of confidentiality.

(c)     Exceptions. The obligations of confidentiality set forth in this Section 7.1 shall not apply to information (i) disclosed to each Party’s counsel or independent auditors or other advisors, or to Purchaser’s prospective lenders, investors or partners in connection with the transactions contemplated hereby, (ii) requested to be disclosed by or to any Governmental Authority or required to be disclosed by Law or administrative proceeding, or required to be disclosed under any state or federal securities laws or in filings made by the Parties in connection with the foregoing, (iii) for which a Party has received a subpoena or similar demand (provided that such Party shall to the extent permitted by applicable Law first, as promptly as practicable upon receipt of such demand, furnish a copy to the other Party), (iv) generally available to the public or in the possession of the receiving Party before its disclosure under this Agreement, (v) disclosed by a Party in connection with a proceeding to enforce its rights against the other Party for a breach arising under this Agreement, (vi) that is necessary to effectuate the transfer of the Transferred Assets to Purchaser or to enforce the rights of Purchaser under this Agreement or the Closing Agreements, or (vii) that is necessary in connection with Purchaser investor and partner requirements.

Section 7.2     Publicity. Except as otherwise required by applicable laws or regulations, prior to the Closing Date, except for a press release which shall be mutually approved by the parties, a Current Report on Form 8-K, and other Exchange Act filings to be filed by Purchaser concerning this Agreement and the transactions contemplated by this Agreement (which shall also be subject to the prior approval of Seller, with such approval not unreasonably withheld, before being published as it relates to the transaction under this Agreement), neither Party shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other Party to the contents and the manner of presentation and publication thereof. Purchaser and Seller shall coordinate with each other the dissemination to Seller employees, after 1:00 p.m. PST or 4:00 p.m. EST (closing of Nasdaq market hours) on the day of execution of this Agreement, of information concerning the transactions contemplated by this Agreement.

Section 7.3      Survival. The provisions of this Article 7 shall survive the termination of this Agreement.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1     Termination of Agreement.

(a)     Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(i)     by mutual written consent of the Parties;

(ii)     by Seller if the Closing shall not have occurred by the Termination Date for any reason other than a breach of this Agreement by Seller;

(iii)     by Seller upon any material breach or inaccuracy of a representation or warranty, or material breach of any covenant, by Purchaser in this Agreement which is not cured within ten (10) Business Days after Purchaser receives written notice of the breach from Seller (provided that Purchaser shall not have this cure period for its failure to deliver the balance of the Purchase Price on the Closing Date);

(iv)     by Purchaser if the Closing shall not have occurred by the Termination Date for any reason other than a breach of this Agreement by Purchaser;

(v)     by Purchaser upon any material breach or inaccuracy of a representation or warranty, or material breach of any covenant by Seller which is not cured within ten (10) Business Days after Seller receives written notice of the breach from Purchaser, or

(vi)     by a Party not in default upon failure of a condition in its favor in Article 5 to be satisfied or waived in writing by it on the Termination Date or any earlier date upon which such condition is required to be satisfied.

Except as otherwise expressly provided in this Section 8.1 and any provisions of this Agreement which by their express terms survive the termination of this Agreement, neither Party shall have any liability to the other hereunder of any nature, including any liability for damages, as a result of a termination of this Agreement.

(b)     Purchaser Right to Termination Damages. In the event this Agreement is terminated by Seller in breach of this Agreement or by Purchaser due to a breach of a representation, warranty, or covenant by Seller, then Purchaser shall be entitled to the return of the Escrow Deposit and Seller shall promptly, and in any event no later than two (2) Business Days after the date of such termination, pay Purchaser liquidated damages (which the Parties agree satisfies the same criteria and justification as is set forth in 8.1(c) below) of $1,000,000 (the “Termination Damages”), payable by wire transfer of same-day funds. Seller’s payment shall be the sole and exclusive remedy of Purchaser for damages against Seller and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment, except that nothing contained in this paragraph shall serve to waive or otherwise limit Purchaser’s recovery of attorney’s fees and costs under Section 8.14. For the avoidance of doubt, it is understood that failure to obtain Required Consents for the transaction through no fault of Seller shall not obligate Seller to pay the Termination Damages.

(c)     Seller Right to Liquidated Damages. In the event this Agreement is terminated by Seller pursuant to Section 8.1(a)(iii) due to a material breach of a representation, warranty, or covenant by Purchaser, then Seller shall be entitled to liquidated damages in the amount of the Escrow Deposit. For the avoidance of doubt, it is understood that failure to obtain Required Consents, or consents that the Comptroller of the Currency or Federal Reserve System require by notice delivered to Purchaser prior to the Termination Date, for the transaction through no fault of Purchaser shall not result in Purchaser’s loss of the Escrow Deposit. PURCHASER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGE BY REASON OF PURCHASER’S BREACH OR MISREPRESENTATION UNDER THIS AGREEMENT PRIOR TO CLOSING. ACCORDINGLY, PURCHASER AND SELLER AGREE THAT IN THE EVENT OF BREACH OR MISREPRESENTATION BY PURCHASER UNDER THIS AGREEMENT, IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER, AS SELLER’S SOLE AND EXCLUSIVE DAMAGE REMEDY, LIQUIDATED DAMAGES EQUAL TO THE AMOUNT OF THE DEPOSIT, LESS ESCROW HOLDER’S FEES AND EXPENSES. NOTHING CONTAINED IN THIS PARAGRAPH SHALL SERVE TO WAIVE OR OTHERWISE LIMIT SELLER’S RECOVERY OF ATTORNEY’S FEES AND COSTS UNDER SECTION 8.14.

_________________	_________________
Seller’s initials	Purchaser’s initials

Section 8.2     Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by fax or email, as follows:

Seller:

Hana Small Business Lending, Inc.

1000 Wilshire Blvd., 20th Floor

Los Angeles, California 90017

Attn: Ms. Young A. Shim, Chairman of the Board

Telephone: (213) 977-7205

Email: young.shim@hanafinancial.com

With a copy to:

Guy Maisnik

Jeffer Mangels Butler & Mitchell LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, CA 90067

Facsimile: (310) 712-3388

Email: mgm@jmbm.com

Purchaser:

Patriot Bank, N.A.

900 Bedford Street

3rd Floor

Stamford, CT 06901

Attention: Michael A. Carrazza, Chairman of the Board

Telephone: (203) 251-8230

Email: mc@solaiacapital.com

With a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103-6998

Attention: Alan L. Zeiger

Email Zeiger@blankrome.com

Facsimile: 215.832.5754

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notice given by email shall be confirmed by a delivery receipt (such as a Microsoft Outlook delivery receipt) and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 8.3     GOVERNING LAW. THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE). THE PARTIES HERETO AGREE THAT VENUE AND JURISDICTION REGARDING ANY ACTION HEREUNDER SHALL BE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN LOS ANGELES, CALIFORNIA.

Section 8.4     Entire Agreement; Amendments and Waivers. This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.5     Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. No Party to this Agreement may assign its rights hereunder without the written consent of the other Party, which consent shall not be unreasonably withheld, provided that Purchaser may assign without consent to a subsidiary of Purchaser identified by Purchaser in writing no more than thirty (30) days after the Effective Date, provided further, that such subsidiary is qualified to act as a successor servicer for the Transferred Assets and is qualified to acquire the Transferred Assets, in each case in accordance with the applicable agreements listed on Exhibit A-1 and applicable Law (but Purchaser shall remain liable for the subsidiary’s performance). Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

Section 8.6     Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 8.7     Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, the signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if the facsimile or “pdf” signature page were an original.

Section 8.8     Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.9     Expenses. Seller and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, except that Seller shall be solely responsible for and shall pay all third-party, out-of-pocket filing and recordation fees related to the filing and recordation of the Transfer and Assignment Documents and the transportation of SBA files as provided in this Agreement.

Section 8.10     Additional Rules. Unless the context shall require otherwise:  (1) any references herein to a “Section,” “Article”, “Schedule” or “Exhibit” means the applicable section, article, schedule or exhibit of or to this Agreement; (2) words importing the singular number or plural number shall include the plural number and singular number, respectively; (3) words importing the masculine gender shall include the feminine and neuter genders, and vice versa; (4) reference to “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (5) reference in this Agreement to “herein,” “hereof” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement; and (6) reference to “and” and “or” shall be deemed to mean “and/or.”

Section 8.11     Force Majeure. Neither party shall be liable for its inability to perform its obligations under this Agreement if such failure results from Force Majeure. For the purposes of this Agreement, any period of Force Majeure shall apply only to a party’s performance of the obligations necessarily affected by such circumstance and shall continue only so long as such party is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof. Notwithstanding anything to the contrary set forth herein, Force Majeure shall not include the unavailability or insufficiency of funds or excuse the non-payment of the Purchase Price as and when required under this Agreement.

Section 8.12     Non-Disparagement. To the maximum extent permitted by law, each Party agrees that, following the Effective Date, it and its Affiliates shall not engage in any vilification of the other Party or any its Affiliates in any communications with third parties, and shall refrain from making to any third party any false, negative, critical or disparaging statements, implied or expressed, concerning the other Party, its Affiliates, their respective officers or directors, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The Parties further agree not to do anything or permit its Affiliates to do anything that would damage the business reputation or good will; provided, however, that nothing in this Agreement shall prohibit the disclosure by either Party or its Affiliates of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction. The only persons whose statements may be attributed to a Party or its Affiliates for purposes of this Section 8.12 shall be those of their respective officers, directors, and shareholders. This Section 8.12 shall survive the termination of this Agreement and the Closing without time limitation.

Section 8.13     Time of the Essence. Time is of the essence of each and every provision of this Agreement where time is a factor.

Section 8.14     Prevailing Party Attorney’s Fees. In the event of any litigation between the Parties based upon, arising out of, or relating to this Agreement, the prevailing party shall be entitled to recover its actual attorney’s fees, court costs, and litigation expenses.

Section 8.15     No Liability of Hana ABS 2014-1, LLC and Hana ABS 2016-1, LLC. Notwithstanding anything to the contrary contained in this Agreement, neither Hana ABS 2014-1, LLC and Hana ABS 2016-1, LLC shall have any liability under this Agreement, and only Hana shall be liable to Purchaser for any breach or inaccuracy in the warranties, representations and obligations of Hana ABS 2014-1, LLC and Hana ABS 2016-1, LLC. From and after the Closing, Hana Investment shall not be liable, under Section 6 or otherwise, for any breach of representation, warranty or covenant occurring on or before Closing, and, subject to this Section 8.15, the other Sellers shall remain liable therefor.

ARTICLE 9
CERTAIN DEFINITIONS

Section 9.1     Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“2014 Trust” has the meaning assigned to such term in the Recitals.

“2016 Trust” has the meaning assigned to such term in the Recitals.

“Action” or “Actions” means any claims, actions, suits, proceedings and investigations, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Assumed Liabilities” has the meaning set forth in Section 1.8.

“Basket” has the meaning assigned to such term in Section 6.4.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the States of California are authorized or obligated by Law or executive order to be closed.

“Closing” has the meaning assigned to such term in Section 1.10.

“Closing Agreements” means, collectively, this Agreement, the Parent Guaranty, the Loan Servicing Assignment and all other assignments and agreements among the Parties required to be delivered at or prior to the Closing pursuant to the terms of this Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.10.

“Collateral” means the collateral now or hereafter securing the unguaranteed portions of the SBA Loans.

“Cut-off Date” means the date on which each Party has notice that the condition in Section 5.1(c) has been satisfied or each Party has waived in writing any failure of such condition to be satisfied.

“Damages” has the meaning assigned to such term in Section 6.1.

“Depositors” has the meaning assigned to such term in the Recitals.

“Escrow Deposit” has the meaning assigned to such term in Section 1.4(b).

“Escrow Holder” has the meaning assigned to such term in Section 1.4(b).

“Event of Default” has the meaning assigned to such term in Section 2.8(a).

“Existing SBA Loans” has the meaning assigned to such term in the Recitals.

“Force Majeure” shall mean acts of god (such as tornado, flood, hurricane, etc.), fires and other casualties; embargos, disruption to transportation or supply lines that first arise after the Closing Date; sabotage; terrorism; or any similar types of events; failure of a Governmental Authority timely take action when required; delays caused by weather events or other matter beyond the a party’s reasonable control.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any government, state, province or other political subdivision thereof, and any entity exercising regulatory or administrative functions of such governments.

“Hana” has the meaning assigned to such term in the preamble to this Agreement.

“Hana Investment” has the meaning assigned to such term in the preamble to this Agreement.

“Improvements” has the meaning assigned to such term in Section 1.11.

“Indemnified Party” has the meaning assigned to such term in Section 6.3

“Indemnifying Party” has the meaning assigned to such term in Section 6.3.

“Indentures” has the meaning assigned to such term in the Recitals.

“Interim Financial Statements” has the meaning assigned to such term in Section 2.7.

“Law” means any federal, state, local or other law or treaty or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Licensed Premises” has the meaning assigned to such term in Section 1.11.

“Lien” or “Liens” means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

“Loan Assets” has the meaning assigned to such term in the Section 1.1(a).

“Loan Documents” means the documents evidencing the SBA Loans or part of the Sellers servicing file.

“Loan Guaranty Agreement” means collectively, one or more Loan Guaranty Agreements (Deferred Participation) (SBA Form 750), between the SBA and the Servicer, as such agreements may be amended, supplemented or replaced from time to time, or such Loan Guaranty Agreement as applicable to a successor to the Servicer, as the case may be.

“Loan Obligors” means, collectively, the obligors on the SBA Loans.

“Loan Servicing Assignment” has the meaning assigned to such term in Section 1.3.

“Loan Servicing Rights” has the meaning assigned to such term in the Recitals.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (direct or indirect) that, along or together with other events, circumstances, changes, occurrences or effects, is materially adverse to the business, operations, properties, condition (financial or otherwise), assets, value, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of the Transferred Assets or that reasonably could be expected to affect the validity or enforceability of this Agreement or the Closing Agreements. None of the following shall be deemed by itself or by themselves to constitute a Material Adverse Effect: (a) matters disclosed on the Schedules; (b) conditions generally affecting the industry in which Seller operates which do not have a disproportionate adverse impact on Seller or the Transferred Assets; or (c) conditions in the United States economy or United States financial markets generally, which do not have a disproportionate adverse impact on Seller or the Transferred Assets.

“Material SBA Defect” has the meaning assigned to such term in Section 1.7.

“Membership Interest” has the meaning set forth in the Recitals to this Agreement.

“New SBA Loans” has the meaning assigned to such term in the Recitals to this Agreement.

“Non-Solicitation and Confidentiality Agreement” has the meaning assigned to such term in the Recitals.

“Officer Employees” has the meaning assigned to such term in Section 1.9(a).

“Owner Trustee” has the meaning assigned to such term in the Recitals.

“Parent Guaranty” means the guaranty by Hana Financial, Inc. of all of the obligations of Seller under this Agreement and the Closing Agreements, in form and substance reasonably satisfactory to Purchaser.

“Parties” means, together, Seller and Purchaser and their respective permitted successors and assignees, and each individually, a “Party”.

“Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or Governmental Authority.

“Purchase Price” has the meaning assigned to such term in Section 1.4(a).

“Purchaser” has the meaning assigned to such term in the preamble to this Agreement.

“Purchaser Indemnified Parties” means Purchaser, its Affiliates, and their respective partners, officers, directors, employees and agents.

“Required Consents” has the meaning set forth in Section 2.3, as same are listed on Schedule 2.3.

“SBA” has the meaning assigned to such term in the Recitals.

“SBA File(s)” has the meaning assigned to such term in Section 1.5.

“SBA Rules and Regulations” means The Small Business Act, as amended, codified at 15 U.S.C. 631, et seq., the Loan Guaranty Agreement, all legislation or other legal authority building on the SBA, all rules and regulations promulgated from time to time thereunder, all SBA Forms 1086 relating to the Loans, and all SBA Standard Operating Procedures and all official notices, all as from time to time in effect.

“SBA 7(a) Loan” means an SBA Loan originated pursuant to Section 7(a) of the SBA Rules and Regulations. For purposes of this Agreement, references to SBA 7(a) Loans are equivalent to references to SBA Loans.

“SBA Loans” has the meaning assigned to such term in the Recitals.

“SBA Loan Schedule” has the meaning assigned to such term in the Recitals.

“SBA Note” means a promissory note executed by a Loan Obligor to evidence an SBA 7(a) Loan.

“Securitized Trust Debt” has the meaning assigned to such term in the Recitals.

“Seller” has the meaning assigned to such term in the preamble to this Agreement.

“Seller Benefit Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or Seller’s ERISA Affiliates in respect of employees.

“Seller Indemnified Parties” means each entity comprising Seller, their respective Affiliates, and their respective partners, officers, directors, employees and agents.

“Seller Taxes” means (A) all liabilities of Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member for Taxes, (B) all liabilities of Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member for Taxes attributable to the Transferred Assets for any all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date (collectively, the “Pre-Closing Period”), including any Taxes which are not due or assessed until after the Closing Date but which are attributable to such Pre-Closing Period, (C) Taxes that arise out of the consummation of the transactions contemplated hereby or other Taxes of the Seller of any kind or description that become a liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law, and (D) the Taxes described in Section 4.6(b)(iii) that are the responsibility of the Seller.

“Servicer” has the meaning assigned to such term in the Transfer and Servicing Agreements.

“Servicing Agreements” has the meaning assigned to such term in the Recitals.

“Small Business Act” has the meaning assigned to such term in the Recitals.

“Tax” or “Taxes” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, escheat, unclaimed property, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; (c) any deficiency, interest or penalty imposed with respect to any of the foregoing (including any penalty for failing to timely file a Tax Return and/or failing to file an accurate Tax Return); and (d) any liability with respect to amounts described in clauses (a) through (c) above as a result of Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise incurred.

“Tax Return” means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Termination Date” means the earlier of (a) the six (6) month anniversary of the Effective Date, unless extended by the Parties by mutual agreement in writing, and (b) the date Purchaser receives written notice from the SBA of the rejection of its application for approval as an SBA lender and proposed servicer of the Transferred Assets; unless Purchaser’s application to become an SBA lender has not been approved or rejected by the six (6) month anniversary of the Effective Date, in which event Purchaser may, with the written consent and agreement of the Seller (which consent or agreement may be granted or withheld or made subject to one or more conditions, in each case, at the sole discretion of Seller), extend the Termination Date to a mutually agreed upon by the Purchaser and Seller. If the conditions to Closing are otherwise able to be fulfilled at six (6) month anniversary of the Effective Date and only the SBA approval is pending, then the Termination Date shall automatically be extended for an additional thirty (30) days.

“Termination Damages” has the meaning assigned to such term in Section 8.1.

“Transfer and Assignment Documents” has the meaning assigned to such term in Section 1.3, and includes the Loan Servicing Assignment described in Section 1.3, and the Transferred Assets Assignment described in Section 1.3.

“Transfer and Servicing Agreements” means (a) Transfer and Servicing Agreement among Hana SBL Loan Trust 2014-1, as Issuer, Hana ABS 2014-1, LLC, as Depositor, Hana Small Business lending, Inc., as Seller and Servicer, and Wells Fargo Bank, N.A., as Back-Up Servicer, as Indenture Trustee, as Administrator and as Custodian Dated as of September 5, 2014; and (b) the Transfer and Servicing Agreement among Hana SBL Loan Trust 2016-1, as Issuer, Hana ABS 2016-1, LLC, as Depositor, Hana Small Business lending, Inc., as Seller and Servicer, and Wells Fargo Bank, N.A., as Back-Up Servicer, as Indenture Trustee, as Administrator and as Custodian Dated as of November 10, 2016.

“Transferred Assets” has the meaning assigned to such term in the Recitals.

“Transferred Assets Assignment” has the meaning assigned to such term in Section 1.3.

“Transferred Employee(s)” has the meaning assigned to such term in Section 1.9(a).

“Trust Agreements” has the meaning assigned to such term in the Recitals.

“Trusts” has the meaning assigned to such term in the Recitals.

“Unpaid Principal Balance” means the unpaid principal balance of the Loan Assets described in Section 1.1(a)(1) at the Cut-Off Date after application of all principal payments and recoveries applied to principal received on or before such date.

“Unguaranteed Interest” has the meaning assigned to such term in the Recitals.

“Whole SBA Loans” has the meaning assigned to such term in the Recitals.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date and year first above written.

SELLER:

HANA SMALL BUSINESS LENDING, INC.

By:
__________________________________________
Name: Young A. Shim
Title: Chairman of the Board

HANA ABS 2014-1, LLC

By: _______________________________________
Name: ____________________
Title: _____________________

HANA ABS 2016-1, LLC

By: _______________________________________
Name: ____________________
Title: _____________________

HANA INVESTMENT, LLC

By: _______________________________________
Name: ____________________
Title: _____________________

[Signatures continued on Next Page]

PURCHASER:

PATRIOT BANK, N.A.

By: __________________________________
Name: ________________________
Title: _________________________

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	Contracts and Agreements

Exhibit A-2	Computer Assets

Exhibit B	Leases

Exhibit C	Non-Solicitation Agreement and Confidentiality Agreement
Exhibit C-1	Employees of Parent Company to Sign Non-Solicitation Agreement and Confidentiality Agreements

SCHEDULES

Schedule 1.1(c)	Existing SBA Loan Schedule

Schedule 1.4(a)	Example of Purchase Price Calculation

Schedule 1.9(a)	Seller Officers to be Hired by Purchaser

Schedule 1.14	Pending Litigation Related to Transferred Assets

Schedule 2.3	Required Consents Needed to be Obtained by Seller
Schedule 2.6	Pending Litigation

Schedule 2.7	Seller’s Financial Statements

Schedule 2.9	Loan Level Warranties

Schedule 2.10(a)	Seller Employees

Schedule 2.10(d)	Material Seller Benefit Plans

Schedule 2.13	Demands for Seller to Repurchase SBA Loans

Exhibit A-1

Contracts and Agreements

All Servicing Agreements

The Multi-Party Agreements

The Administration Agreements

The Trust Agreements

Indentures

Unguaranteed Interest Sale Agreements

Software License and Maintenance Agreement dated May 24, 2007 by and between PCHS 2000 and Hana Financial, Inc. as amended by the Amendment to SBA Loan Manager Software Licensing & Maintenance Agreement dated March 28, 2017

Software Maintenance and Support Agreement dated February 1, 2011 by and between AccuSystems, LLC and Hana Financial, Inc.

Master Agreement dated December 30, 2014 by and between Fiserv Solutions, Inc. and Hana Small Business Lending

Order Request and related terms and conditions dated March 31, 2015 by and between Hana Small Business Lending and D+H USA Corporation

Each applicable Loan Guaranty Agreement (Deferred Participation) (SBA Form 750)

Each applicable Secondary Guaranty Participation Agreement (SBA Form 1086)

A-1

Exhibit A-2

Computer Assets

[see attached]

A-2

Exhibit B

Real Property Leases

[See attached]

B-1

Exhibit C

Non-Solicitation and Confidentiality Agreement

This NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of ______________, 2018, is entered into by and between Patriot Bank, N.A. (“Patriot”), and _____________ (the “Undersigned”).

RECITALS

A.     Patriot and Hana Small Business Lending, Inc., (“Company”), have entered into an Asset Purchase Agreement dated as of February __, 2018 (the “AP Agreement”).

B.     The Undersigned is a director, officer or shareholder of Company’s parent, Hana Financial, Inc.

C.     As an inducement to and as a condition to Patriot’s entering into and performing the terms of the AP Agreement, the Undersigned agrees to restrict his or her activities in accordance with this Agreement (as defined below) for the benefit of any Person or entity other than Patriot.

D.     Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the AP Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom Company has an existing relationship for Financial Services (as defined below) from the date of the AP Agreement until immediately prior to the Closing Date (as that term is defined in the AP Agreement) or with whom Patriot or the Company has an existing relationship for Financial Services at any point from the date of the AP Agreement.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof, Hana Financial, Inc, or Company.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans and the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom Company has actively pursued a relationship for Financial Services at any time prior to and between the date of the AP Agreement and the Closing Date; provided, however, Company’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Trade Secrets” shall mean:

(a)     All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Company and/or Patriot of which the Undersigned has acquired, or may hereafter acquire, knowledge and possession as a director, officer or employee, or as a result of the transactions contemplated by the AP Agreement.

(b)     Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information that is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information, (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the AP Agreement, and intending to be legally bound hereby, the Undersigned, and Patriot agree as follows:

ARTICLE I
ACKNOWLEDGMENTS BY THE UNDERSIGNED

The Undersigned acknowledges that:

(a)     Patriot would not enter into the AP Agreement unless the Undersigned agrees not to engage in the provision of Financial Services in competition with Patriot or its subsidiaries or successors, use Trade Secrets for the benefit of any Person or entity other than Patriot or any of their respective subsidiaries or successors and unless the Undersigned agrees not to solicit officers or employees of Patriot, or any of its subsidiaries or successors. Accordingly, this Agreement is a material inducement for Patriot to enter into and to carry out the terms of the AP Agreement. The Undersigned expressly acknowledges that he or she is entering into this Agreement to induce Patriot to enter into and carry out the terms of the AP Agreement.

(b)     By virtue of his or her position with Company, the Undersigned has developed considerable expertise in the business operations of the Company and has or will develop considerable expertise in the business operations of Patriot. Undersigned has had and will have access to Trade Secrets. Undersigned recognizes that Patriot would be irreparably damaged, and its substantial investment under the AP Agreement materially impaired, if the Undersigned were to disclose or make unauthorized use of any Trade Secrets in any way, including but not limited to the use of Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of Company or Patriot to terminate such Person’s relationships with, or to take any action that would be disadvantageous to, Patriot. Moreover, the Undersigned recognizes that the Company and Patriot would be irreparably damaged, and Patriot’s substantial investment under the AP Agreement materially impaired, if the Undersigned were to solicit or aid in the solicitation of any Person who is a Patriot officer or employee to terminate such Person’s employment relationship with, or to take any action that would be disadvantageous to, Patriot. Accordingly, the Undersigned expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Undersigned in all respects.

ARTICLE II
NON-SOLICITATION AND CONFIDENTIALITY

2.1     Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Patriot and, after the Closing Date, other than for the benefit of Patriot, the Undersigned shall make no use of the Trade Secrets, or any other part thereof, for the benefit of any other Person.

2.2     Exceptions. Notwithstanding any provision of this Agreement to the contrary, the Undersigned may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a)     The Undersigned is required to disclose or reveal under any applicable law, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives Patriot prompt notice of such requirement in advance of such disclosure.

(b)     The Undersigned is otherwise required to disclose or reveal by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives Patriot prompt notice of such requirement in advance of such disclosure; or

(c)     In the opinion of the Undersigned’s counsel, the Undersigned is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives Patriot prompt notice of such requirement in advance of such disclosure.

2.3     Non-Solicitation.

(a)     Non-Solicitation of Customers and Prospective Customers. From the date hereof and for the period ending three years from and after the Closing Date, the Undersigned shall not, directly or indirectly, without the prior written consent of Patriot, on behalf of any Financial Institution, use any Trade Secret to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or use any Trade Secret to induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of Company or Patriot as of the date of said solicitation to terminate such Person’s relationships with Company or Patriot. From the date hereof and for any period that the Undersigned is employed by or provides service for Patriot or the Company, the Undersigned, upon the reasonable request of Patriot or the Company, agrees to use his or her best efforts to retain the business of Patriot and promote the acquisition of new business by Patriot.

(b)     Non-Solicitation of Officers or Employees. From the date hereof and for the period ending three years from and after the Closing Date, the Undersigned shall not, directly or indirectly, without the prior written consent of Patriot, on behalf of any Financial Institution or other entity, solicit or aid in the solicitation of any officer or employee or induce or attempt to induce any officer or employee of Patriot to terminate such Person’s relationships with Patriot. From the date hereof and for any period that the Undersigned is employed by Patriot, the Undersigned, upon the reasonable request of Patriot, agrees to use his or her best efforts to retain the officers and employees of the Patriot. For purposes of this Section 2.3(b), the terms “officer” and “employee” shall mean the following: (i) for the period of time that the Undersigned is employed by Patriot, the terms “officer” and “employee” shall refer to any person employed by Patriot at the time of the solicitation or attempted solicitation, and/or any person who was employed by Patriot at any time within the three (3) months prior to the date of said solicitation or attempted solicitation; or (ii) for the period of time following the Undersigned’s employment with Patriot, the terms “officer” and “employee” shall refer to any person who was employed by Patriot at the time of the termination of the Undersigned’s employment with Patriot, or any person who was employed by Patriot at any time within the three (3) month period immediately preceding the termination of the Undersigned’s employment with Patriot. This prohibition shall not apply to general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals.

ARTICLE III
INDEPENDENCE OF OBLIGATIONS

The covenants of the Undersigned set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Undersigned, on the one hand, and Patriot on the other, and the existence of any claim or cause of action by the Undersigned against Patriot or any of its respective subsidiaries shall not constitute a defense to the enforcement of such covenants against the Undersigned.

ARTICLE IV
GENERAL

4.1     Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2     Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the AP Agreement) supersedes all prior agreements and understanding of the parties in connection therewith.

4.3     Termination.

(a)     This Agreement shall terminate automatically without further action in the event that the AP Agreement is terminated prior to the Closing Date.

(b)     Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of Section 2.3, the obligations of the Undersigned under this Agreement shall terminate only on the mutual agreement of the Undersigned and Patriot.

4.4     Specific Performance. Undersigned acknowledges and agrees that irreparable injury will result to Patriot in the event of a breach of any of the provisions of this Agreement and that Patriot will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Patriot may have, Patriot shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Undersigned or any affiliates, agents or any other Persons acting for or with Undersigned in any capacity whatsoever, and Undersigned submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Undersigned, Patriot shall have the right to inform any third party that Patriot reasonably believes to be, or to be contemplating, participating with Undersigned or receiving from Undersigned assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Patriot hereunder, and that participation by any such Persons with Undersigned in activities in violation of Undersigned’s agreement with Patriot set forth in this Agreement may give rise to claims by Patriot against such third party.

4.5     Severability and Related Matters. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6     Notices. Any notices or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Patriot:

Patriot Bank, N.A.

900 Bedford Street

3rd Floor

Stamford, CT 06901

Attention: Michael A. Carrazza, Chairman of the Board

Telephone: (203) 251-8230

Email: mc@solaiacapital.com

If to Undersigned:

_______________________________________________
_______________________________________________

_______________________________________________

_______________________________________________

or to such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7     Waiver of Breach. Any failure or delay by Patriot in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Patriot of a breach of any provision of this Agreement by Undersigned shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8     Assignment. This Agreement may be assignable by Patriot only in connection with a sale of all or substantially all of their assets or a merger or reorganization in which they are not the surviving corporations. Any attempted assignment in violation of this prohibition shall be null and void.

4.9     Binding Effect; Benefit to Successors. This Agreement shall be binding upon the Undersigned and upon the Undersigned’s successor and representatives and shall inure to the benefit of Patriot and its respective successors, representatives and assigns.

4.10     Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in California.

4.11     Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

PATRIOT BANK, N.A.	UNDERSIGNED

By: ______________________________
Name:	_____________________
Title:	_____________________

Exhibit C-1

Employees of Parent Company Executing Non-Solicitation and Confidentiality Agreements

Sunnie S. Kim, Chief Executive Officer, Hana Financial, Inc.

Young A. Shim, Executive Vice President & Chief Operating Officer, Hana Financial, Inc. & Chairman of the Board, Hana Small Business Lending, Inc.

Suyong Kim, Senior Vice President & Chief Financial Officer, Hana Financial, Inc. & Chief Financial Officer, Hana Small Business Lending, Inc.

Michael J. Gardner, First Senior Vice President & Chief Credit Officer, Hana Financial, Inc.

C-1-1

Schedule 1.1(c)

Existing SBA Loan Schedule

[See attached]

Schedule 1.1(c)

Schedule 1.4(a)

Formula and Example of Purchase Price Calculation

The Purchase Price as stated in Section 1.4(a) is subject to adjustment on the Closing Date, to reflect the following formula: The sum of: (a) (i) 106.5% of the Unpaid Principal Balance on the Cut-off Date of the Loan Assets described in Section 1.1(a)(1), minus (ii) the sum of: (1) 106.5% of the Unpaid Principal Balance as of the Cut-Off Date of the Loan Assets graded loss, (2) 106.5% of the amount of Seller’s loan loss reserve as of the Closing Date for Loan Assets that have been downgraded (excluding the Loan Assets graded loss as provided in the preceding clause), (3) the adjustment amount required by Section 1.7 of the Agreement, (4) the unpaid balance of the Securitized Trust Debt of the Trusts, (5) principal payments collected and other amounts recovered and applied to the reduction of principal after the Cut-Off Date; (6) the amount of any client deposits or deposit holdovers for which a corresponding trust, custodial or escrow amount is not delivered to Purchaser at Closing, plus (b) any fee receivables and guarantee fee receivables accrued and due to Seller as of the Closing Date; plus (c) accrued and unpaid interest on the Loan Assets described in Section 1.1(a)(1) (excluding accrued interest on Loan Assets that are greater than 60 days delinquent, which will be paid over to Seller only if and when collected from the Loan Obligor) at the applicable rates (which are net of the applicable servicing and custodial fees). An example of the calculation of the adjusted Purchase Price is attached as part of this Schedule 1.4(a).

[Example – See attached]

Schedule 1.4(a)

Schedule 1.9(a)

Seller Officers to be Hired by Purchaser

Ihnsuk Jimmy Bang, also known as Jimmy Bang

Brendon Byoung Wook Lee, also as known as Brendon Lee

Jeff Kim

Jino Jegyu Lee, also known as Jino Lee

Sonya Song

Heesun Kim

Judy Chun

Schedule 1.9(a)

Schedule 1.14

Pending Litigation Related to Transferred Assets

[See attached]

Schedule 1.14

Schedule 2.3

Required Consents Needed to be Obtained by Seller

Approval of the Small Business Administration for the transfer of assets and servicing to Purchaser.

Wells Fargo Bank, N.A., including in its capacity as Indenture Trustee and Back-Up Servicer

Wilmington Trust, N.A., as trustee of the Trusts

Majority Noteholders (as defined in the Transfer and Servicing Agreements) of each Trust

Schedule 2.3

Schedule 2.6

Pending Litigation

[Schedule attached]

Schedule 2.6

Schedule 2.7

Seller’s Financial Statements

[TO BE PROVIDED]

Schedule 2.7

Schedule 2.9

Loan Level Warranties With Exceptions

[See attached]

Schedule 2.9

Schedule 2.10(a)

Seller Employees

[See attached]

Schedule 2.10(a)

Schedule 2.10(d)

Material Seller Benefit Plans

[See attached]

Schedule 2.10(d)

Schedule 2.13

Demands for Seller to Repurchase SBA Loans

None that remain outstanding.

Schedule 2.13